Exhibit 99.1

EXECUTION DATE

ACQUISITION AGREEMENT

BETWEEN

VALEANT PHARMACEUTICALS INTERNATIONAL

AND

MEDA AB

Dated as of August 4, 2008

TABLE OF CONTENTS

EXHIBITS

Exhibit A	-	[Reserved]
Exhibit B	-	Tax Allocation
Exhibit C	-	Asset Transferees; Asset Transferors
Exhibit D	-	Form of Asset Transfer Agreement
Exhibit E	-	Share Buyers, Share Sellers; WEEMEA Companies
Exhibit F	-	Form of Supply Agreement
Exhibit G	-	Form of Transition Services Agreement
Exhibit H	-	Form of Kinerase Cosmetics Distribution Agreement

v

ACQUISITION AGREEMENT

This Acquisition Agreement, dated as of August 4, 2008 (this "Agreement"), is entered into between Valeant Pharmaceuticals International, a Delaware corporation ("VPI"), and Meda AB, a corporation organized under the laws of Sweden ("Buyer").  Except as otherwise indicated, capitalized terms used herein shall have the meanings set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, in addition to its other businesses, VPI is engaged, directly and through certain of its Subsidiaries, and their divisions and branches, in the WEEMEA Business;

WHEREAS, the parties hereto desire that the Share Sellers sell, assign, transfer, convey and deliver to Buyer or one or more of the Share Buyers, and that Buyer or one or more of the Share Buyers purchase and acquire from the Share Sellers, all right, title and interest of the Share Sellers in and to the Transferred Shares, on the terms and subject to the conditions set forth herein;

WHEREAS, the parties hereto desire that (i) the Asset Transferors will sell, convey, assign, transfer, deliver and, as provided in the Asset Transfer Agreement, license or sublicense, to Buyer or one or more of the Asset Transferees, such right, title and interest of the Asset Transferors in and to the Transferred Assets, and (ii) Buyer or one or more of the Asset Transferees will license certain of the Transferred Assets to VPI or Sellers pursuant to a royalty-free license, in each case, on the terms and subject to the conditions set forth herein and in the Asset Transfer Agreement;

WHEREAS, the parties hereto desire that Buyer or one or more of the Share Buyers assume the Assumed Liabilities in the manner and subject to the terms and conditions set forth herein;

WHEREAS, at or prior to the Closing, VPI and Buyer (or their respective Subsidiaries, as applicable) shall enter into the Ancillary Agreements.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained in this Agreement, and intending to be legally bound, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS AND OTHER MATTERS

Section 1.1   Certain Definitions.  As used in this Agreement and the schedules hereto and disclosure letters delivered herewith, the terms set forth in Annex A to this Agreement have the respective meanings set forth therein.

Section 1.2   Interpretation.  Unless otherwise indicated to the contrary in this Agreement by the context or use thereof:  (a) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the word "including" means "including without limitation"; and (e) all statements of or references to dollar amounts in this Agreement are to the lawful currency of the United States of America.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

PURCHASE AND SALE OF SHARES AND ASSETS

Section 2.1   Purchase and Sale of Transferred Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing, VPI shall, and shall cause the other Share Sellers to, sell to the applicable Share Buyers, and Buyer shall, and shall cause the applicable Share Buyers to, purchase and acquire, free and clear of Encumbrances and with full title guarantee, all the Transferred Shares and with all rights now or hereafter becoming attached to them.

Section 2.2   Purchase and Sale of Transferred Assets.

(a)   Upon the terms and subject to the conditions set forth in this Agreement and the Asset Purchase Agreement, at the Closing, VPI shall, and shall cause the applicable Asset Transferors to, sell, assign, transfer, convey and deliver to the applicable Asset Transferees, and Buyer shall, and shall cause the applicable Asset Transferees to, purchase, acquire and accept from each Asset Transferor, free and clear of Encumbrances, all of such Asset Transferor's right, title and interest in and to the assets set forth on Section 2.2(a) of the Seller's Disclosure Letter (the "Transferred Assets").

(b)   Notwithstanding any of the foregoing, to the extent it is contemplated that any Transferred Assets are to be transferred, conveyed or licensed to one or more of the Asset Transferees pursuant to the Asset Transfer Agreement, such Transferred Assets shall be transferred, conveyed or licensed to Buyer or one or more of the Asset Transferees, as the case may be, pursuant to the Asset Transfer Agreement and not hereunder.

Section 2.3   Assumed Liabilities.  Upon the terms and subject to the conditions set forth herein, effective at the Closing, Buyer shall assume and shall thereafter satisfy and discharge when due, the Assumed Liabilities.

Section 2.4   Complete Sale. Buyer shall not be obliged to complete the sale and purchase of any of the Transferred Shares or Transferred Assets unless the sale and purchase of all of the Transferred Shares and Transferred Assets is completed simultaneously in accordance with this Agreement.

Section 2.5   Waiver. VPI shall, and shall cause the other Share Sellers, Asset Transferor, its Affiliate and any other Person to, unconditionally and irrevocably waive all rights and restrictions (including all rights of pre-emption) which may exist for its benefit under the articles of association of the Company or otherwise in respect of the Transferred Shares and or Transferred Assets to be sold by it under this Agreement, the Asset Transfer Agreement or any Ancillary Agreement.

Section 2.6   Third Party Consents.

(a)   Notwithstanding anything else in this Agreement to the contrary, none of this Agreement, the Asset Transfer Agreement and the Ancillary Agreements shall constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer at Closing any Transferred Assets as to which consent or approval from any Person is required but has not been obtained as of the Closing Date unless and until such consent, approval or amendment is no longer required or has been obtained.

(b)   VPI and Buyer shall use, and cause each of their Subsidiaries to use, reasonable endeavors to obtain the consents set forth in Section 2.6 of the Seller's Disclosure Schedule and any other such consents, approvals or amendments identified by the parties after the date hereof, including using reasonable endeavors to obtain such consents after the Closing Date and upon obtaining the requisite consents or approvals thereto, such Transferred Assets shall be transferred and assigned to Buyer or the applicable Asset Transferee hereunder without further consideration thereof.  Notwithstanding anything to the contrary in this Agreement, VPI shall be responsible for its out-of-pocket expenses (including attorneys' fees) that may be reasonably required in connection with obtaining third party consents, provided, however, that VPI shall not be required to pay any fees or penalties to any third party in respect of such consents.

(c)   In the event such required consent, approval or amendment is not obtained, the parties shall use reasonable endeavors to enter into arrangements designed to provide to Buyer or its Subsidiaries the benefits, and assume the obligations and costs arising under such Transferred Asset. Notwithstanding anything else set forth in this Section 2.6, neither VPI nor any other of its Subsidiaries shall be required to take any action that may, in the reasonable judgment of VPI or such Subsidiary, (i) result in a violation of any obligation which VPI or any such Subsidiary has to any third party or (ii) otherwise violate applicable Law. Buyer shall indemnify VPI or any of its Affiliates for all costs and losses arising out of any actions (or omissions to act) of VPI or any Retained Subsidiary taken in accordance with this Section 2.6 at the written direction of Buyer or any of its Subsidiaries (including any WEEMEA Company or any Subsidiaries of a WEEMEA Company).

ARTICLE III

PURCHASE PRICE

Section 3.1   Preliminary Purchase Price.

(a)   No later than five (5) Business Days prior to the Closing Date, VPI shall prepare and deliver to Buyer an unaudited combined balance sheet of the WEEMEA Companies and their Subsidiaries as of the end of the immediately preceding month (provided, however that if the Closing Date is prior to the fifteenth day of a month, such unaudited combined balance sheet shall be as of the last day of the month preceding the immediately preceding month) together with a statement setting forth its good faith estimates of the Net Working Capital of the WEEMEA Companies and their Subsidiaries (the "Estimated Net Working Capital"), the Cash Amount (the "Estimated Cash Amount") and the Indebtedness Amount (the "Estimated Indebtedness Amount"), in each case on a combined basis as of the last day of the immediately preceding month (or, if the Closing Date is prior to the fifteenth day of the month, the last day of the month preceding the immediately preceding month), prepared by VPI in accordance with the Closing Balance Sheet Principles and such estimates to be in U.S. Dollars and to include reasonable detail with respect to the calculation of each component thereof.  Wherever such estimates require conversion from any foreign currency, such conversion will be made by using the conversion rate for each applicable currency as quoted by Bloomberg.com at 12:00 pm New York time as at the date that the unaudited combined balance sheet was prepared.

(b)   Upon the terms and subject to the conditions set forth in this Agreement and the Asset Transfer Agreement, at the Closing, Buyer shall pay, or cause to be paid, in consideration for the purchase of the Transferred Shares and the Transferred Assets pursuant to Section 2.1 and Section 2.2, to VPI (or to one or more Subsidiaries designated by VPI) an amount in cash equal to the Preliminary Purchase Price. Following the Closing, the amount required to be paid hereunder shall be adjusted pursuant to Section 3.3 (the Preliminary Purchase Price as so adjusted being the "Final Purchase Price").

Section 3.2   Post-Closing Purchase Price Determination.

(a)   As soon as practicable, but in no event later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to VPI the following (collectively, the "Preliminary Adjustment Statement"):

(i)   an unaudited combined balance sheet of the WEEMEA Companies and their Subsidiaries as of the Effective Time (the "Preliminary Closing Balance Sheet"), prepared by Buyer in accordance with the Closing Balance Sheet Principles;

(ii)   a certificate of an executive officer of Buyer certifying that the Preliminary Closing Balance Sheet has been prepared in accordance with the Closing Balance Sheet Principles; and

(iii)   a reasonably detailed calculation by Buyer of Net Working Capital, the Cash Amount and the Indebtedness Amount, in each case as of the Effective Time based on the Preliminary Closing Balance Sheet and prepared on a basis consistent with the Closing Balance Sheet Principles, and the Excess Sales Margin (the "Closing Adjustment Amounts").

(b)   If VPI disagrees with Buyer's calculation of the Closing Adjustment Amounts, VPI shall promptly, but in no event later than sixty (60) days after receiving the Preliminary Adjustment Statement (the "Review Period") deliver to Buyer written notice describing in reasonable detail their dispute by specifying those items or amounts as to which VPI disagrees, together with VPI's determination of such disputed items and amounts (a "Dispute Notice").  If VPI either gives notice that it agrees with Buyer's calculation of the Closing Adjustment Amounts or fails to deliver a Dispute Notice within the Review Period, Buyer and VPI agree that the Preliminary Adjustment Statement shall be deemed to set forth the Closing Adjustment Amounts with respect to those items that have been agreed upon or for which VPI shall have failed to deliver a Dispute Notice (and shall constitute the respective "Final Adjustment Amount" for purposes of Section 3.2(c)).  If VPI delivers a Dispute Notice to Buyer within the Review Period, VPI and Buyer will use reasonable endeavors to resolve the dispute during the 30-day period commencing on the date VPI delivers the Dispute Notice to Buyer.  If Buyer and VPI are not able to resolve all disputed items within such 30-day period, then the items in dispute shall be submitted immediately following the expiration of such 30-day period to a mutually acceptable nationally recognized independent accounting firm (the "Accounting Firm").  The Accounting Firm shall be given reasonable access to all relevant records of the WEEMEA Companies and their Subsidiaries to calculate the Closing Adjustment Amounts.  If any remaining issues in dispute are submitted to the Accounting Firm for resolution, each of the Buyer and VPI will be afforded an opportunity to present to the Accounting Firm any material relating to the determination of the matters in dispute and to discuss such matters with the Accounting Firm.  The Accounting Firm shall act as an expert and not as an arbitrator to calculate, based solely on the written submissions of Buyer, on the one hand, and VPI, on the other, and not by independent investigation, the Closing Adjustment Amounts and shall be instructed that its calculation (A) must be made in accordance with the standards and definitions in this Agreement and Section 3.2 of the Seller's Disclosure Letter, and (B) with respect to each item in dispute, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by VPI in the Dispute Notice and by Buyer in the Preliminary Adjustment Statement.  The Accounting Firm shall submit such calculation to VPI and the Buyer as soon as practicable, but in any event within thirty (30) days after the remaining issues in dispute are submitted to the Accounting Firm.  The determination by the Accounting Firm of the Closing Adjustment Amounts, as set forth in a written notice delivered to the Buyer and VPI by the Accounting Firm in accordance with this Agreement will be binding and conclusive on the Buyer and VPI.  Closing Adjustment Amounts as determined after all disputes have been resolved in accordance with this Section 3.2(b) is referred to herein collectively as the "Final Adjustment Amounts" and individually as the "Final Net Working Capital", the "Final Cash Amount", the "Final Excess Sales Margin" and the "Final Indebtedness Amount", respectively.

(c)   The fees and expenses of such Accounting Firm will be borne pro rata by Buyer and VPI based on the proportionate amount of deviation of the determination of Closing Adjustment Amounts, as set forth in the Dispute Notice and the Preliminary Adjustment Statement, respectively, from the determination of Final Adjustment Amounts made by the Accounting Firm.

(d)   In connection with VPI's review of the Preliminary Adjustment Statement, Buyer (i) shall provide reasonable access, during normal business hours and upon reasonable notice, to all work papers, schedules, memoranda and other documents prepared or reviewed by Buyer or any of its accountants or other representatives during the course of its review which are relevant to the Preliminary Adjustment Statement, and that such access be provided promptly after request by VPI and/or its representatives and (ii) request that Buyer's independent accountant communicate with VPI and its representatives and independent accountants with respect to such review.

(e)   The Preliminary Adjustment Statement shall be in U.S. Dollars.  Wherever the Preliminary Adjustment Statement requires conversion from any foreign currency, such conversion will be made by using the conversion rate for each applicable currency as quoted by Bloomberg.com at 12:00 pm New York time on the Closing Date.

Section 3.3   Final Purchase Price Determination.

(a)   The Final Purchase Price shall be equal to the Preliminary Purchase Price, (i)(A) plus, if the Final Net Working Capital as determined pursuant to Section 3.2(b) exceeds the Estimated Net Working Capital, the amount of such excess, or (B) minus, if the Estimated Net Working Capital exceeds the Final Net Working Capital as determined pursuant to Section 3.2(b), the amount of such excess, (ii)(A) plus, if the Final Cash Amount as determined pursuant to Section 3.2(b) exceeds the Estimated Cash Amount, the amount of such excess, or (B) minus, if the Estimated Cash Amount exceeds the Final Cash Amount as determined pursuant to Section 3.2(b), the amount of such excess, (iii) (A) minus, if the Final Indebtedness Amount as determined pursuant to Section 3.2(b) exceeds the Estimated Indebtedness Amount, the amount of such excess, or (B) plus, if the Estimated Indebtedness Amount exceeds the Final Indebtedness Amount as determined pursuant to Section 3.2(b), minus (iv) any Final Excess Sales Margin determined pursuant to Section 3.2(b), the amount of such excess (the difference between the Preliminary Purchase Price and the Final Purchase Price, the "Final Closing Adjustment").

(b)   If the Preliminary Purchase Price is greater than the Final Purchase Price, then Seller shall pay to Buyer the Final Closing Adjustment.  If the Final Purchase Price is greater than the Preliminary Purchase Price, Buyer shall pay to Seller the Final Closing Adjustment.  Buyer or VPI, as the case may be, shall, within five (5) Business Days after the latest of (w) the determination of the Final Net Working Capital pursuant to Section 3.2(b), (x) the determination of the Final Cash Amount pursuant to Section 3.2(b), (y) the determination of the Final Indebtedness Amount pursuant to Section 3.2(b) and (z) the determination of the Final Excess Sales Margin pursuant to Section 3.2(b) (the fifth Business Day after such later date, the "Payment Due Date"), make payment to the other by wire transfer of immediately available funds to one or more accounts designated by the other of the amount of the Final Closing Adjustment as determined pursuant to Section 3.3(a), together with interest thereon at a rate per annum equal to 5% for the period from the Closing Date through and including the earlier of the date of payment and the Payment Due Date.

Section 3.4   Allocation of Base Purchase Price.

(a)   The Base Purchase Price shall be allocated for Tax purposes among the Transferred Shares and the Transferred Assets in accordance with Exhibit B hereof (the "Allocation").  Neither VPI nor Buyer (or any of their respective Affiliates) shall file any Tax

Return or take a position with any Taxing Authority that is inconsistent with the Allocation, including any amendments thereto.

(b)   In the event that there is any adjustment to the Base Purchase Price, VPI and Buyer shall negotiate in good faith to revise the Allocation to reflect any such adjustment in a manner consistent with the principles underlying the calculations set out in Schedule 3.2 of the Seller Disclosure Letter.

(c)   If the Allocation is disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify the other party hereto. VPI and Buyer agree to cooperate in good faith in responding to any such challenge to preserve the effectiveness of the Allocation.

ARTICLE IV

CLOSING

Section 4.1   Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London, E14, 5DS at 10:00 a.m. local time on (i) the third Business Day following the satisfaction or waiver, if permissible, of the conditions to Closing set forth in ARTICLE VIII (other than those conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions), or (ii) at such other time or place as VPI and Buyer mutually agree.  Except to the extent expressly set forth in this Agreement to the contrary, and notwithstanding the actual occurrence of the Closing at any particular time on the Closing Date, the Closing shall be deemed to occur and be effective as of 12:01 a.m. (New York time) on the Closing Date (the "Effective Time").

Section 4.2   Deliveries at the Closing.

(a)   Upon the terms and subject to the conditions of this Agreement, at the Closing, VPI shall deliver or cause to be delivered to Buyer or the applicable Designated Buyers, as applicable, the following:

(i)   such documents as are required by Law to transfer and assign ownership of the Transferred Shares together with powers of attorney to vote such shares prior to registration in a form reasonably satisfactory to Buyer;

(ii)   the Asset Transfer Agreement and any assignments or novations thereunder, each duly executed by VPI and the Asset Transferors (to the extent each is a party thereto);

(iii)     the Ancillary Agreements, each duly executed by VPI or its Subsidiaries (to the extent each is a party thereto);

(iv)    all other instruments and documents, in form and substance reasonably acceptable to Buyer, as may be reasonably requested by Buyer to effect the Closing.

(b)   Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall deliver or cause to be delivered to VPI or the applicable Seller, as applicable, the following:
(i)   the Preliminary Purchase Price, by wire transfer of immediately available funds to an account or accounts designated by VPI prior to Closing;

(ii)   the Asset Transfer Agreement and any assignments or novations thereunder, each duly executed by Buyer and the Asset Transferees (to the extent each is a party thereto);

(iii)    the Ancillary Agreements, each duly executed by Buyer or the applicable Designated Buyer party (to the extent each is a party thereto);

(iv)    all other instruments and documents, in form and substance reasonably acceptable to VPI, as may be reasonably requested by VPI to effect the Closing.

Each document of transfer or assumption referred to in this ARTICLE IV (or in any related definition set forth in Annex I) that is not attached as an Exhibit or Annex to this Agreement, or the Asset Transfer Agreement shall be in customary form (including with respect to the country to which it pertains), shall be reasonably satisfactory in form and substance to the parties thereto, and, except as required by Law, shall contain no representations, warranties, covenants and agreements other than those specifically contemplated by this Agreement.

ARTICLE V

WARRANTIES OF VPI

Except as fairly disclosed in the Seller's Disclosure Letter in sufficient detail to enable a reasonably experienced buyer to understand their nature and scope, VPI warrants to Buyer as follows, as of the date hereof and as of the Closing:

Section 5.1   Organization and Authority of Sellers.

(a)   Each of the Sellers is a corporation, limited liability company or other legal entity duly organized and validly existing under the Laws of the jurisdiction of its organization with full corporate power and authority to own, lease, use and operate its material properties and to conduct its business in all material respects as currently operated and conducted, provided that the foregoing warranties as they relate to each of the Sellers are solely with respect to the WEEMEA Business and the Transferred Assets.

(b)  VPI has all requisite corporate power and authority to enter into and deliver this Agreement, the Asset Transfer Agreement and each of the Ancillary Agreements and to consummate the transactions contemplated by this Agreement, the Asset Transfer Agreement and each of the Ancillary Agreements.  Each Share Seller has all requisite corporate power and authority to sell the Transferred Shares and each Asset Transferor has all requisite corporate power and authority to sell or otherwise transfer its rights, title and interest in and to the relevant Transferred Asset, in each case, in accordance with the terms hereof and the terms of the Asset Transfer Agreement.

(c)  The execution, delivery and performance of this Agreement and the Asset Transfer Agreement by VPI and the consummation by VPI of the transactions contemplated by this Agreement and the Asset Transfer Agreement, and the execution, delivery and performance of the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement, the Asset Transfer Agreement or the Ancillary Agreements by VPI and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of VPI.  Each of this Agreement and the Asset Transfer Agreement has been (and on the Closing Date, each of the Ancillary Agreements will be) duly and validly executed and delivered by the relevant Seller and each of its Affiliates to the extent it is a party thereto and, assuming this Agreement, the Asset Transfer Agreement and such other agreements have been duly authorized, executed and delivered by each of Buyer and the Designated Buyers to the extent it is a party, each of this Agreement, the Asset Transfer Agreement and such other agreements constitutes (or, in the case of agreements executed after the date of this Agreement, will be once executed) a valid and binding obligation of the relevant Seller and its Affiliates to the extent it is a party hereto or thereto, enforceable against each such Person in accordance with its terms.

Section 5.2   Capitalization.

(a)  The Seller's Disclosure Letter sets forth, the share capital (or other equity interest) of each WEEMEA Company and the record owners of such share capital (or other equity interest).  VPI and the other Share Sellers own, or at the Closing will own, legal and beneficial title to the Transferred Shares.  All of the issued and outstanding share capital (or other equity interest) of the WEEMEA Companies are duly authorized, validly issued and free of any preemptive rights or Encumbrances in respect thereof.  There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type or other securities (i) requiring the issuance, sale, transfer, repurchase, redemption or other acquisition of any shares of capital stock of any WEEMEA Company, (ii) restricting the transfer of any shares of capital stock of any WEEMEA Company, or (iii) relating to the voting of any shares of capital stock of any WEEMEA Company.

(b)  The authorized capital stock (or other equity interest) of each Subsidiary of the WEEMEA Companies, the issued and outstanding shares capital (or other equity interest) of each such Subsidiary and the name of each Person who owns of record any of such shares (or other equity interest) is set forth in the Seller's Disclosure Letter. All of the outstanding shares (or other equity interest) of the Subsidiaries of each of the WEEMEA Companies are owned, or at Closing will be owned, directly or indirectly, legally and beneficially by a WEEMEA Company or one of its other Subsidiaries.  All of the outstanding shares (or other equity interest) of the WEEMEA Companies and each of their Subsidiaries are duly authorized, validly issued and free of any preemptive rights or Encumbrances in respect thereof. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type or other securities (i) requiring the issuance, sale, transfer, repurchase, redemption or other acquisition of any shares of capital stock of any Subsidiary of a WEEMEA Company, (ii) restricting the transfer of any shares of capital stock of any Subsidiary of a WEEMEA Company, or (iii) relating to the voting of any shares of capital stock of any Subsidiary of a WEEMEA Company.

Section 5.3   Conflicts; Consents and Approvals.  The execution, delivery and performance of this Agreement, the Asset Transfer Agreement and the Ancillary Agreements by any Seller or its Affiliates (to the extent party thereto) will not:

(a)   conflict with, or result in a material breach of any provision of, the certificate of incorporation, bylaws, partnership or other comparable organizational documents of (i) VPI or any other Seller, (ii) any WEEMEA Company, or (iii) any Subsidiary of a WEEMEA Company;

(b)  violate, or conflict with, or result in a material breach of any provision of, or constitute a default under, or result in the acceleration of, or create in any party the right to accelerate, terminate or cancel, any material Contract or material Permit; or

(c)  require any filings or registration with, notification to, or authorization, consent or approval of any Governmental Authority (collectively, "Governmental Filings"), other than Governmental Filings under anti-trust or competition Laws and other regulatory filings.

Section 5.4   Accounts. The financial statements of the WEEMEA Companies, including the notes thereto contained in the Statutory Financial Statements:

(i)   have been prepared in good faith and have been extracted and compiled from VPI's or its Subsidiaries' books and records in accordance with the accounting standards, principles and practices expressly set out therein;

(ii)   have been prepared on a consistent basis for each of the periods to which the Statutory Financial Statements relate; and

(iii)     present fairly in all material respect the results of operations for the periods covered for the WEEMEA Companies to which the Statutory Financial Statements relate.

Section 5.5   Absence of Certain Changes or Events.  Except as expressly contemplated by this Agreement, between December 31, 2007 and the date of this Agreement, the WEEMEA Companies and their Subsidiaries have not other than in the ordinary course of business, incurred any material liabilities that would be required by GAAP to be reflected on the balance sheet of any of the WEEMEA Companies.

Section 5.6   Compliance with Law; Permits.  Since June 30, 2005, each of the WEEMEA Companies and its Subsidiaries has complied in all material respects with all Laws applicable to the WEEMEA Business.  As of the date of this Agreement, the WEEMEA Companies and the Subsidiaries thereof have all material approvals, material permits, Marketing

Authorizations and material licenses of Governmental Authorities required for the conduct of the WEEMEA Business, as conducted on the date hereof (collectively, the "Permits"), and such Permits are in full force and effect and the WEEMEA Companies and their Subsidiaries are operating in material compliance therewith.

Section 5.7   Litigation.  As of the date of this Agreement, there is no Action pending or, to VPI's knowledge, threatened in writing against any WEEMEA Company or its Subsidiaries, relating to or involving the WEEMEA Business.  None of the WEEMEA Companies or their Subsidiaries are subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Authority relating to or involving the WEEMEA Business.

Section 5.8   Taxes. Each WEEMEA Company and each Subsidiary of a WEEMEA Company:

(i)      has duly and timely filed (or there have been filed on its behalf) with the appropriate Taxing Authority all material Tax Returns required by Law to be filed by it, within the six years preceding the date of this Agreement, and all such Tax Returns were, when filed true, correct and complete in all material respects;

(ii)     has timely paid (or there have been paid on its behalf) all material Taxes due and payable, within the six years preceding the date of this Agreement, and established and maintained a reserve on its financial statements in accordance with GAAP for Taxes not yet due and payable or contested in good faith;

(iii)     has complied in all material respects with all applicable Tax Laws relating to the withholding or deductions of Taxes and to the accounting for such Taxes to the relevant Taxing Authority;

(iv)    is not subject to any Encumbrance for Taxes upon its assets or properties except for statutory liens for Taxes not yet due and payable.

Section 5.9   Employee Benefit Plans.  VPI has disclosed in the Data Room to Buyer copies of all deferred compensation, plans, programs, agreements or arrangements; each material severance or termination pay, medical, life insurance and other "welfare" plan; descriptions of each material pension plan; and descriptions of each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by a WEEMEA Company or any Subsidiary of a WEEMEA Company (the "Benefit Plans").  VPI has disclosed in the Data Room to Buyer, as of the date hereof, each material employment, termination or severance agreement or commitment (other than agreements customarily entered into with employees) with any executive officer of a WEEMEA Company or any Subsidiary of a WEEMEA Company (the "Employment Agreements").

Section 5.10  Environmental Matters.  To the knowledge of VPI:

(a)   the WEEMEA Companies and their Subsidiaries are in compliance in all material respects with all applicable Environmental Laws;

(b)   the WEEMEA Companies and their Subsidiaries are not subject to any pending, or to the knowledge of VPI, are not subject to any threatened, Action under any Environmental Laws; and

(c)   none of the WEEMEA Companies (or any of their Subsidiaries) is subject to any orders, judgments, decrees or settlements pursuant to any applicable Environmental Laws requiring material remedial actions with respect to Environmental Condition.

Section 5.11  Real Estate.  The WEEMEA Companies or their Subsidiaries own, lease or sublease all material real property used in the WEEMEA Business.

Section 5.12  Transferred Assets including Intellectual Property.

(a)   VPI or its Affiliates has good and valid title to the Intellectual Property owned by them and included in the Asset Transfer Agreement, free and clear of any Encumbrance and the WEEMEA Companies and their Subsidiaries have good and valid title to all assets owned exclusively by the WEEMEA Companies and their Subsidiaries, free and clear of any Encumbrances (collectively, the "Assets"). As the result of the transactions contemplated hereby, Buyer will be the sole and exclusive owner of all right, title and interest in and to all of the Assets, free and clear of any Encumbrance.  All Clinical Data (as defined in the Asset Transfer Agreement) and Know How (as defined in the Asset Transfer Agreement) described in Clause 2.2 of the Asset Transfer Agreement is Controlled by Seller or its Affiliates.

(b)   Without limiting the provisions of Section 5.12(a), all right, title and interest to each of the Patents Rights and Trademarks comprised within the Assets is owned solely by VPI, the WEEMEA Companies or their Subsidiaries and will, as of Closing, be transferred to or indirectly acquired by Buyer.

(c)  (i) there are no rights or assets owned or controlled by VPI or its Affiliates or, to VPI's Knowledge, any third party (including rights in Intellectual Property) necessary to make, use, sell, offer for sale, distribute, promote or import (anywhere in the world) any Product as currently made, used, sold, offered for sale, distributed, promoted or imported by VPI or its Affiliates, other than: (a) the assets owned by the WEEMEA Companies or their respective Subsidiaries; (b) the assets that are being transferred to Buyer pursuant to the Asset Transfer Agreement as of the Closing and (c) those rights in Intellectual Property covered by the Contracts (the "Product Assets"); (ii) to VPI's Knowledge, the use of the Assets by Buyer or any Licensee to make, use, sell, offer for sale, distribute, promote or import (anywhere in the world) the Products following the Closing in the same manner as at the Closing will not infringe the intellectual property rights of any Person; and (iii) to VPI's Knowledge, no party is, or has within three (3) years prior to the Closing Date been, infringing the rights in Intellectual Property represented by any of the Assets.

(d)  Neither VPI nor, to VPI's knowledge, any Person having had any interest at any time in any of the Product Assets has in the past three (3) years received any claim of infringement (actual or potential) of any intellectual property rights of any Person, or any request or demand from any Person for the necessity of licensing of any rights in Intellectual Property of any such Person, arising out of the manufacture, use, sale, offer for sale, distribution, promotion or import of any Product.  VPI and to VPI's knowledge, each Person having had any interest at any time in any of the material Product Assets (or associated with invention, filing or prosecution of any Patent Rights) has complied with any and all of its obligations with respect thereto to disclose to the relevant patent authorities, where required, any information known to any such Person to be material to the patentability of any claims in any pending or issued patent.

(e)  To VPI's knowledge, none of the material Patent Rights or Trademarks comprised within the Product Assets is involved in any invalidity, revocation or opposition proceeding, and no such proceeding is being (or in the past three (3) years has been) threatened with respect to any such Patent Rights or Trademarks.  In the instance of each patent application included within such Patent Rights, and excepting as to any patent application the information disclosed in the file history for such patent application, to VPI's knowledge, such patent application has been properly prepared and filed.  To VPI's knowledge, all registration, maintenance and renewal fees due in connection with each Patent Right and Trademark comprised within the Product Assets have been paid. To VPI's Knowledge, no event has occurred that, with the notice or lapse of time, or both, would constitute grounds for any Person bringing any invalidity, revocation or opposition proceedings with respect to any such Patent Rights or Trademarks.

(f)  VPI and, to VPI's knowledge, each Person having had any interest at any time in any of the Product Assets has exercised commercially reasonable efforts to protect all material trade secrets included in the Know-How comprised within the Product Assets.

(g)  All of the Marketing Authorisations relating to the Products as currently sold are in full force and effect and have been duly and validly issued.  With respect to the Product Assets and the Products, to the knowledge of VPI: (i) all required reports have been made to appropriate Regulatory Authorities, all required actions have been taken and communications with third parties have been made and all required investigations of adverse drug experiences, contamination, tampering and product defects have been made and required follow-up actions have been taken and (ii) there is no action or proceeding by any Regulatory Authority pending or threatened.  VPI has made available to Buyer as part of the Data Room complete and correct copies of all regulatory filings.

(h)   Other than the Product Assets, there are no assets owned or controlled by VPI or its Affiliates that are necessary for Buyer to manufacture, distribute, promote, use, sell, offer for sale or import any Product as such activities are currently conducted as of the date hereof.  The Patent Rights and trade mark listed in Schedule 4 of the Asset Transfer Agreement represent a complete list of Patent Rights and trade marks owned by the Seller or its Affiliates as of the Closing Date that are embodied in, or necessary to develop, use, make, have made, sell, offer to sell or import the Products, in each case, as the particular Product was developed, used, made, had made, sold, offered for sale or imported by Seller in the particular country or countries in which such Product was sold by Seller or an Affiliate of Seller immediately prior to the Closing Date.

(i)    To the knowledge of VPI, no manufacturer of any Product owns or controls any assets of any kind that are necessary for Buyer to manufacture, distribute, promote, use, sell, offer for sale or import any Product that cannot be obtained from another source.

(j)    VPI and, to VPI's knowledge, each Person having had any interest at any time in any of the Product Assets or Products is, and at all times in the past three (3) years has been, in compliance with all applicable laws relating to the Product Assets and the Products.  VPI has made available in the Data room all material correspondence from any Regulatory Authority received in the last three (3) years alleging any failure to comply with any applicable law relating to any of the Product Assets and the Products that has not been resolved.

(k)   VPI has made available to Buyer as part of the Data Room copies of all material governmental correspondence in its possession (including copies of official notices, citations or decisions) relating to such Marketing Authorisations.

(l)    Without limiting the provisions of Section 5.12(j), to VPI's knowledge, VPI and its Affiliates and manufacturers are (and have been) in compliance in all material respects with all laws applicable to the development, manufacture, labelling, testing and inspection of the Products and the operation of manufacturing facilities used to manufacture the Products, and with all applicable regulations, policies and procedures promulgated by any Regulatory Authority with respect thereto.  VPI has made available: (i) any notice that any recalls, field notifications or seizures have been ordered or threatened by any Regulatory Authority with respect to any Product; or (ii) any warning letter or other similar written notice from any Regulatory Authority regarding any Product or the manufacturing facilities used to manufacture any Product in each case received by VPI or any Affiliate or manufacturer in the past two (2) years and relating to the WEEMEA Business.

Section 5.13  Shared Assets. Neither the WEEMEA Companies nor their Subsidiaries have use of an asset, or hold an asset jointly, with any other person (except another WEEMEA Company or their Subsidiaries) and except for transition services to be provided by VPI to the WEEMEA Companies after Closing pursuant to the Transition Services Agreement and the Shared Contracts, neither the WEEMEA Companies or their Subsidiaries depend on any asset, facility or service owned or supplied by VPI or any of its Affiliates.

Section 5.14  Material Contracts.

(a)   The Data Room contains copies, as of the date hereof, of all material Contracts to which any of the WEEMEA Companies, any of their Subsidiaries or any Asset Transferor (in respect of the Transferred Assets) is a party or by which any WEEMEA Company, any of their Subsidiaries or any Asset Transferor (in respect of any Transferred Assets) is bound that exclusively relates to the WEEMEA Business, and that fall within any of the following categories (the "Material Contracts"):

(i)   any material distribution or sales agreement involving payments, individually or in the aggregate of more than $400,000;

(ii)   each material joint venture or partnership agreement relating to the governance or rights of partners involving an equity investment by any Seller (with respect to any portion of the WEEMEA Business) or any WEEMEA Company or any of their Subsidiaries);

(iii)    any material supply agreement involving payments, individually or in the aggregate of more than $400,000; and

(iv)    any material Intellectual Property license agreements.

(b)   Each Material Contract is valid, binding and enforceable against the applicable WEEMEA Company, the applicable Subsidiary of a WEEMEA Company or the applicable Asset Transferor, and to VPI's knowledge, the other parties thereto in accordance with its terms and is in full force and effect.  None of the WEEMEA Companies or any of their Subsidiaries or any Asset Transferor is in material default under or in material breach of any Material Contract, and, to VPI's knowledge, no event has occurred that, with notice or lapse of time, or both, would constitute such a default.  To VPI's knowledge, none of the other parties thereto is in material default under or in material breach of any Material Contract.

Section 5.15  Brokerage and Finders' Fees.  None of VPI or the WEEMEA Companies nor their Subsidiaries has incurred, or will incur, any brokerage, finders' or similar fee for which the WEEMEA Companies or their Subsidiaries are or will be liable in connection with the transactions contemplated hereby.

Section 5.16  Insurance.  Each of the WEEMEA Companies and their Subsidiaries is fully insured (in the case of insurance against loss of or damage to property for an amount not less than the reinstatement value) with a well established and reputable insurer against all such risks as are usually insured against by persons carrying on similar businesses and such policies are valid and in full force and effect. All premiums due in respect of such policies have been paid, there are no circumstances to the knowledge of VPI which are reasonably likely to invalidate or affect the renewal of any of the policies and there are no material outstanding claims or circumstances which require the WEEMEA Companies or any of their Subsidiaries to notify the insurers of, any claim under any of the policies.

Section 5.17  No Other Warranties.

(a)   Except for the warranties contained in ARTICLE V, neither VPI, nor any of the other Sellers or their Affiliates or agents makes any express or implied warranty as to the WEEMEA Companies or the Transferred Assets or the WEEMEA Business or with respect to any other information provided, or made available, to Buyer or its Affiliates, agents or representatives in connection with the transactions contemplated hereby, including any such information in the Data Room, offering memorandum, offering materials or management presentations in expectation of the transactions contemplated by this Agreement, the Asset Transfer Agreement, the Ancillary Agreements  or any other information, documents, projections, forecasts or other material made available to Buyer, its Affiliates or representatives.

(b)   Except for the Tax Warranties and Section 5.4 (Accounts), neither VPI, nor any of the other Sellers or their Affiliates makes any express or implied warranty as to Tax and none of the other warranties shall apply to, or be deemed to be given in relation to, Tax matters.

ARTICLE VI

WARRANTIES OF BUYER

Buyer warrants to VPI as follows, as of the date hereof and as of the Closing:

Section 6.1   Organization and Standing.  Each Designated Buyer is duly organized and validly existing under the Laws of the state or jurisdiction of its organization.

Section 6.2   Corporate Power and Authority.  Buyer has all requisite corporate or other power and authority to enter into and deliver this Agreement and the Asset Transfer Agreement and Buyer and each Designated Buyer has all requisite corporate power and authority to consummate the transactions contemplated by this Agreement and the Asset Transfer, as applicable.  Buyer and each of the Designated Buyers which will be a party to the Ancillary Agreements have all requisite corporate power and authority to execute and deliver the Ancillary Agreements and to consummate the transactions contemplated thereby.  The execution, delivery and performance of this Agreement and the Asset Transfer Agreement by Buyer and the consummation by Buyer and each Designated Buyer of the transactions contemplated herein and therein, and the execution, delivery and performance of the Ancillary Agreements by each of the Designated Buyers which is a party thereto, have been duly authorized and each Designated Buyer has taken all necessary corporate actions to execute, deliver and perform its obligations under this Agreement, the Asset Transfer Agreement and the Ancillary Agreements.  Each of this Agreement and the Asset Transfer Agreement has been (and on the Closing Date, each of the Ancillary Agreements will be) duly executed and delivered by Buyer and each of the Designated Buyers to the extent it is a party thereto, and, assuming this Agreement, the Asset Transfer Agreement and such other agreements have been duly authorized, executed and delivered by each of VPI and each  Seller to the extent it is a party, each of this Agreement, the Asset Transfer Agreement and such other agreements constitutes (or, in the case of agreements executed after the date hereof, will be once executed) a legal, valid and binding obligation of Buyer and the Designated Buyers to the extent it is a party thereto, enforceable against each such Person in accordance with its terms.

Section 6.3   Conflicts; Consents and Approvals.  The execution, delivery and performance of this Agreement, the Asset Transfer Agreement and the Ancillary Agreements by Buyer and any Designated Buyer or any of its respective Affiliates (to the extent party thereto) will not:

(a)   conflict with, or result in a material breach of any provision of, the certificate of incorporation, bylaws or other comparable organizational documents of (i) Buyer or any of its Affiliates, or (ii) any Designated Buyer or any Affiliate of the Designated Buyer;

(b)   violate, or conflict with, or result in, a breach of any provision of, or constitute a default under any material Contract to which the Buyer or a Designated Buyer or any of its Affiliates is a party or to which any of its respective properties or assets may be bound; or

(c)   require any Governmental Filings, other than Governmental Filings under anti-trust or competition Laws and regulatory filings.

Section 6.4   Investigations; Litigation.  There is no investigation or review pending (or, to the knowledge of Buyer, threatened) by any Governmental Authority with respect to a Buyer or any Designated Buyer or any of its Subsidiaries which would have a Buyer Material Adverse Effect, and there are no Actions pending (or, to the knowledge of Buyer, threatened) against or affecting the Buyer or  any Designated Buyer or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Authority, in each case, which would have a Buyer Material Adverse Effect.

Section 6.5   Finders; Brokers.  None of Buyer, or any of its Subsidiaries or Affiliates, has incurred, or will incur, any brokerage, finders' or similar fee for which VPI or any of its Subsidiaries are or will be liable in connection with the transactions contemplated hereby.

Section 6.6   Sufficient Funds. Buyer has as of the date of this Agreement, and shall have on the Closing Date, sufficient funds available to it through cash in hand and existing credit facilities to enable Buyer to consummate the transactions contemplated hereby, including payment of the Preliminary Purchase Price and fees and expenses of any Designated Buyer relating to the transactions contemplated hereby.  Designated Buyer's obligations under this Agreement are not subject to any conditions regarding Designated Buyer's, its Affiliates', or any other Person's ability to obtain financing for the consummation of the transactions contemplated hereby.

Section 6.7   No other Warranties. Except for the warranties contained in ARTICLE VI, neither Buyer, nor any of its Affiliates makes any express or implied warranty to Buyer or its Affiliates, agents or representatives in connection with the transactions contemplated hereby.

ARTICLE VII

COVENANTS AND AGREEMENTS

Section 7.1   Information and Documents.

(a)   During the period from the date of this Agreement to the Closing Date, upon reasonable advance notice, VPI shall, or shall cause its Subsidiaries to, permit Buyer and its authorized representatives to have reasonable access, during regular normal business hours, to the assets, employees, books and records of the WEEMEA Companies and the Subsidiaries of the WEEMEA Companies, and shall furnish, or cause to be furnished, to Buyer, such financial, tax and operating data and other available information in the ordinary course with respect to the WEEMEA Business as Buyer shall from time to time reasonably request; provided, however, that no such access shall unreasonably interfere with the personnel, operations or properties of the WEEMEA Companies and their Subsidiaries, shall be subject to confidentiality restrictions imposed by Law and shall be at Buyer's sole expense.  Notwithstanding anything to the contrary in this Agreement, neither the Sellers nor any of their Subsidiaries (including the WEEMEA Companies and their Subsidiaries), shall be required to disclose or provide to Buyer or its authorized representatives any information (i) which VPI believes in good faith that doing so is reasonably likely to violate any Contract or Law to which VPI or any of its Subsidiaries is a party or is subject or cause a privilege which VPI or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information, or (ii) if VPI or any of its Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.  It is further agreed that neither Buyer, its Affiliates nor their representatives shall contact directly or through any other Person any of the customers or suppliers of VPI or any of its Subsidiaries or Affiliates in connection with the transactions contemplated hereby without the specific prior authorization by VPI.

(b)   All information received by Buyer and given by or on behalf of the Sellers, the WEEMEA Companies or the Subsidiaries of the WEEMEA Companies in connection with this Agreement and the transactions contemplated hereby will be held by Buyer, the Designated Buyers and their Affiliates, agents and representatives as "Confidential Information" as defined in, and pursuant to the terms of, the Confidentiality Agreement.  Buyer shall not, and shall cause the Designated Buyers and its and their Affiliates not to, use any information obtained pursuant to this Section 7.1 for any purpose unrelated to the transactions described in this Agreement.

Section 7.2   Conduct of Business.  During the period from the date of this Agreement to the Closing Date, except (i) as otherwise contemplated by this Agreement or in the Seller's Disclosure Letter, or (ii) as Buyer shall otherwise consent (such consent not to be unreasonably withheld, conditioned or delayed), VPI agrees that it will, and will cause each of the WEEMEA Companies and their Subsidiaries to use reasonable endeavors to, (x) conduct the WEEMEA Business in all material respects in the ordinary course consistent with past practice, (y) preserve intact the WEEMEA Business in all material respects, and (z) preserve intact, in all material respects, the ordinary and customary relationships with customers, suppliers and other third parties having business relationships with it.  During the period from the date of this Agreement to the Closing Date, except (i) as Buyer shall otherwise consent in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed), (ii) as otherwise contemplated by this Agreement, including Section 7.6 or as set forth in the Seller's Disclosure Letter, or (iii) as required by Law or the terms of any existing Contract, VPI covenants and agrees that it shall use its reasonable endeavors  to cause the WEEMEA Companies and their Subsidiaries not to take any of the following actions:

(a)   amend the charter, bylaws or similar organizational documents of any WEEMEA Company or any of their Subsidiaries;

(b)   issue or agree to issue any additional shares of capital stock (other than shares to be transferred to any Designated Buyer at the Closing), or issue or agree to issue any other equity interests or securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, shares of capital stock of any WEEMEA Company (or any of their Subsidiaries), or sell, transfer or otherwise dispose of or encumber any shares of capital stock of any WEEMEA Company or any of their Subsidiaries;

(c)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, bankruptcy, suspension of payments or other reorganization under local Law;

(d)   acquire or dispose of, in any manner including any business combination, any business or substantially all of the assets of any business or Person which are material to the WEEMEA Business taken as a whole;

(e)   except in the ordinary course of business consistent with past practice, enter into, or amend, terminate or waive any right under a Material Contract;

(f)    make , incur or authorize any individual capital expenditures or commitment for capital expenditures in excess of $100,000, otherwise than in accordance with capital expenditure plans communicated to the Buyer prior to the date hereof;

(g)   except in the ordinary course of the business consistent with past practice, sell or otherwise dispose of, or incur, create or assume any Encumbrance, other than Permitted Encumbrances, with respect to any material assets of the WEEMEA Business;

(h)   enter into or modify any material employment, severance, change in control, termination or similar agreements or arrangements with, or grant any material bonuses, salary increases, severance or termination pay to, or otherwise materially increase the compensation or benefits of, any Affected Employee, other than, in each case, in the ordinary course of business and consistent with past practice or as may be required by a binding Contract, or plan in effect on the date of this Agreement or by any applicable Laws;

(i)    collect in, defer, discount or otherwise deal with receivables or payables other than in the ordinary course consistent with past practice; or

(j)    offer price reductions or discounts or allowances on sales of Products, other than on a normal basis in the ordinary course of business.

Notwithstanding any provision herein to the contrary, prior to the Closing, each of the WEEMEA Companies and the Subsidiaries of the WEEMEA Companies will be permitted, to the extent permitted by Law, to declare and pay dividends and distributions to VPI or any Subsidiary thereof, to submit or procure the submission of any Tax election or Tax Return and to pay any indebtedness, including intercompany debt.

Section 7.3   Certain Governmental Approvals.

(a)   Except as otherwise required by Law, all filings pursuant to this Clause 7.3 shall be finalised and submitted by Buyer; provided that such filings shall require the prior written consent of VPI. Notwithstanding the foregoing, if Buyer is in default of finalising and submitting any merger control filing required, then VPI, upon two (2) weeks' prior notice, is entitled to finalise and submit such filings.

(b)   Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable endeavors to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, as promptly as practicable, including (i) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Authorities, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an Action by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties required to be obtained by VPI or Buyer, or their respective Subsidiaries in connection with the transactions contemplated by this Agreement, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement, provided, however, in the case of each (i) through (iv) above, Buyer shall be solely responsible for any costs and expenses incurred by VPI or any of the other Sellers and Buyer in connection therewith (other than the costs and expenses of VPI's counsel in connection therewith).

(c)   Subject to the terms and conditions in this Agreement and without limiting the foregoing:

(i)      VPI and Buyer shall, as promptly as practicable, but in no event later than fifteen (15) Business Days after the date hereof file all other necessary notifications, or registrations to obtain the Required Antitrust Approvals, in each case as required for the transactions contemplated hereby; provided that Buyer shall pay all filing fees and other expenses to be paid in connection with obtaining any of the Required Antitrust Approvals (other than the costs and expenses of VPI's counsel in connection therewith).

(ii)     VPI and Buyer shall use reasonable endeavors to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Authorities under any other applicable anti-trust and competition Law in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals; provided, however, that Buyer shall be solely responsible for any costs and expenses necessary to obtain any such consent, permit, authorization, waiver or approval incurred by VPI or any other Seller in its capacity as Buyer's agent in connection herewith (other than the costs and expenses of VPI's counsel in connection therewith).

(iii)     VPI and Buyer shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and promptly furnish the other with copies of notices or other communications between VPI or Buyer and their representatives and counsel, as the case may be, or any of their respective Subsidiaries, and any third party and/or any Governmental Authority with respect to such transactions.  Each of VPI and Buyer shall use all reasonable endeavors to take such action as may be required to cause the expiration of the waiting periods under the applicable anti-trust and competition Laws with respect to such transactions as promptly as possible after the execution of this Agreement.  VPI and Buyer shall keep each other timely appraised of any inquiries or requests for additional information from any Governmental Authority pursuant to any applicable anti-trust and competition Law, and shall comply promptly with any such reasonable inquiry or request.  VPI and Buyer shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority.  Each of VPI and Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate;

(d)   If such action is necessary to obtain approval for consummation of the transactions contemplated by this Agreement by any Governmental Authority under applicable antitrust and competition Law, Buyer shall (i) divest of any assets or businesses of Buyer or the WEEMEA Companies (ii) hold any assets or businesses of Buyer or the WEEMEA Companies separate, or (iii) terminate or amend any existing licenses, contractual arrangements or intellectual property agreements of Buyer or the WEEMEA Companies; Buyer shall be required to take such required actions unless such required actions are reasonably likely to result in a Material Detrimental Effect.  If the Buyer reasonably determines that required actions are reasonably likely to result in a Material Detrimental Effect, then Buyer shall not be required to take any further actions.

(e)   In the event that any approval of a Governmental Authority is not obtained on or prior to the Closing Date, or there exists any anti-trust and competition Law that makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this Agreement except with respect of the Required Antitrust Approvals, then VPI and Buyer shall effect the Closing (including payment of the entire Purchase Price), subject to the terms of this Agreement (including, but not limited to, Section 8.1(a)), with respect to all Transferred Shares, Transferred Assets and Assumed Liabilities outside of the jurisdiction of any such Governmental Authority or such anti-trust and competition Law; provided, however, that the obligations of the parties hereto set forth in this Section 7.3 shall continue with respect to any such compliance with Law, approval or action until such compliance with Law, approval or action is obtained or taken, as the case may be, and upon the occurrence of such compliance with Law, approval or action, the parties hereto shall effect the transfer of the affected WEEMEA Company or Subsidiary of WEEMEA Company, Transferred Assets and Assumed Liabilities in accordance with this Agreement.  Each such transfer, upon occurrence, shall be retroactive to and be deemed to have occurred on the Closing Date.  Furthermore, as of the Closing Date, VPI and Buyer shall, subject to applicable Law, enter into mutually agreeable alternative business arrangements consistent with the terms of this Agreement or other arrangements which provide Buyer with the net economic benefit or loss, and liability, of the affected Transferred Shares,

Transferred Assets and Assumed Liabilities from and after the Closing Date and continuing until any such approval or action is obtained or taken.

Section 7.4   Employees and Employee Benefits.

(a)   Without prejudice to any of Buyer's rights under the Warranties, Buyer shall be solely responsible for, and shall indemnify and hold harmless VPI and its Affiliates from and against, all Liabilities that arise from or are related to the employment, termination or deemed termination of any employees of the WEEMEA Companies and their Subsidiaries (the "Affected Employee") on or following the Closing, including, (i) any severance plans or commitments made by VPI before the Closing and which were made available to Buyer pursuant to Section 5.9 herein, (ii) Liabilities incurred pursuant to applicable employment law or regulation and (iii) any enhanced benefits under any pension retirement or other benefit plan of VPI (other than a Benefit Plan) including early retirement benefits.  Buyer hereby assumes and agrees to perform or cause to be performed the obligations of VPI and its Affiliates with respect to such Liabilities effective as of the Closing.

(b)   Without prejudice to any of Buyer's rights under the Warranties, Buyer agrees that from and after the Closing, if an Affected Employee commences an action, suit or proceeding relating to an employment-related claim, any resulting Liability shall be the responsibility of Buyer.  VPI shall reasonably cooperate with Buyer in the defense of any such claim to the extent that the applicable actions or events are claimed to have transpired prior to the Closing Date.

Section 7.5   Tax Matters.

(a)   Preparation and Filing of Tax Returns.

(i)      VPI Tax Returns.  VPI shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns of or with respect to the assets or operations of the WEEMEA Companies and their Subsidiaries that are required to be filed (taking into account extensions) on or before the Closing Date.

(ii)     Buyer Tax Returns.  Buyer shall prepare or cause to be prepared and shall timely file or cause to be filed all other Tax Returns required of the WEEMEA Companies, their Subsidiaries, or in respect of their assets or activities and any Tax Returns required to be filed after the Closing Date with respect to the Transferred Assets.  With respect to any Tax Return required to be filed by Buyer for a taxable period that ends on or before the Closing Date (a "Pre-Closing Period") or that includes (but does not end on) the Closing Date (a "Straddle Period"), Buyer shall prepare such return consistent with VPI's past practices and deliver to VPI, at least 45 Business Days prior to the due date for the filing of such Tax Return (taking into account extensions) a draft copy of such Tax Return.  VPI shall have the right to review and comment on such Tax Return prior to the filing of such Tax Return and such Tax Return shall, when filed, include VPI's reasonable comments and shall not be filed without the consent of VPI, not to be unreasonably withheld or delayed.

(iii)    Amended Returns and Refund Claims.  Neither Buyer nor any of its Affiliates shall file or make a formal or informal claim for refund or file any amended Tax Returns for any Pre-Closing Period or Straddle Period for or in respect of the WEEMEA Companies or their Subsidiaries, without the review and consent of VPI.  If VPI determines that any of the WEEMEA Companies or any of their Subsidiaries is entitled to file or make any such formal or informal claim for refund or file an amended Tax Return providing for a refund with respect to a Pre-Closing Period, VPI shall be entitled, at its own expense, to file or make such claim or file an amended Tax Return on behalf of the WEEMEA Companies or their Subsidiaries and will be entitled to control the prosecution of such claims.

(b)   Buyer's covenants.

(i)      Buyer shall pay or cause to be paid all Taxes of the WEEMEA Companies and their Subsidiaries which are required to be paid at any time after the Closing.

(ii)     Buyer shall not allow any of the WEEMEA Companies or their Subsidiaries to be liquidated or to declare or pay any dividend other than as provided in Section 7.19(b) hereof or make any other payment which is treated as a distribution or engage in any transaction which maybe treated as a distribution for any applicable tax purposes in respect of any taxable period commencing January 1, 2009;

(iii)    Except for the payment of dividends set forth in Section 7.19 (b), Buyer shall not, and shall procure that its Affiliates shall not, without the prior written consent of VPI unless required by Law, make any election, file any Tax Return or take any other action (A) to carry back any item of Tax loss, deduction, credit or other benefit to any Tax period of any WEEMEA Company or Subsidiary of a WEEMEA Company commencing prior to the Closing, (B) which would result in a WEEMEA Company or a Subsidiary of a WEEMEA Company being treated for tax purposes as if it had been liquidated at any time on or before January 1, 2009 or (C) to treat the acquisition of any or all of the WEEMEA Companies and their Subsidiaries for Tax purposes as if it were an acquisition of the assets of the WEEMEA Companies or the Subsidiaries in question;

(iv)    Buyer shall procure that the WEEMEA Companies and their Subsidiaries make all such claims, execute all such documents, prepare and file or cause to be filed all such elections and notices and do such other things, in each case in relation to Tax and in respect of any Pre-Closing Period or Straddle Period, as VPI may direct in writing unless (in the case of a Straddle Period only) compliance would result in a material cost or detriment to Buyer or any of its Affiliates.

(c)   Tax Cooperation.  Each of VPI and its Affiliates on the one hand, and Buyer and each of its Affiliates on the other, shall provide the other with such information and records and make such of its officers, directors, employees and agents available as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the WEEMEA Companies, their Subsidiaries or the Transferred Assets.  The requesting party shall be responsible for all costs reasonably incurred by the cooperating party in satisfying such request.  If a request for information, records or access to individuals is made under this Section 7.5(c), and such information, records or access is not provided within thirty (30) Business Days, the party failing to satisfy the request shall be required to allow an Accounting Firm access to its offices or other facilities to obtain the requested information, records or access to individuals.  Notwithstanding the foregoing, the cost relating to the Accounting Firm's efforts in connection with obtaining the requested information or access to individuals shall be borne by the party that failed to cooperate with the initial request.

Section 7.6   Intercompany Accounts and Arrangements.  Except for the Ancillary Agreements (1) all intercompany arrangements and Contracts providing leasing, subleasing, licensing or sublicensing goods, services, distribution, tangible or intangible property or joint activities (the "Intercompany Arrangements") between VPI, its Affiliates (other than the WEEMEA Companies) or any of the Retained Subsidiaries, on the one hand, and any of the WEEMEA Companies or their Subsidiaries, on the other hand, shall automatically be terminated and of no further force and effect after the Closing,  and (2) any lending or borrowing arrangements between VPI, its Affiliates (other than the WEEMEA Companies) or any of the Retained Subsidiaries, on the one hand, and any of the WEEMEA Companies or their Subsidiaries, on the other hand, shall be repaid and satisfied at Closing except as expressly stated in Section 7.6 the Seller's Disclosure Letter, with settlement of any obligations under the arrangements described in clauses (1) and (2) affected by means of capital contribution, dividend or as otherwise agreed by the parties.

Section 7.7   Guarantees.

(a)   Prior to the Closing Date, VPI and Buyer shall cooperate and shall use their respective reasonable endeavors to terminate, or cause Buyer or one of its Affiliates to be substituted in all respects for VPI or the applicable Retained Subsidiary in respect of, all obligations of VPI or any of the Retained Subsidiaries under VPI Guarantees on the Closing Date.

(b)   With respect to any VPI Guarantees that remain outstanding after the Closing Date, (i) VPI and Buyer shall continue to cooperate and use their respective reasonable endeavors  to terminate, or cause Buyer or one of its Affiliates to be substituted in all respects for VPI or any Retained Subsidiary in respect of, all obligations under VPI Guarantees, (ii) Buyer shall indemnify and hold harmless VPI or any of its Affiliates for any costs and losses arising from or relating to such VPI Guarantees.  Buyer shall not permit any WEEMEA Company or any of its Subsidiaries or Affiliates to (1) renew or extend the term of or (2) increase its obligations under, or transfer to another third party, any loan, Contract or other obligation for which VPI or any Retained Subsidiary is or would reasonably be expected to be liable under such VPI Guarantee.  To the extent that VPI or the Retained Subsidiaries have performance obligations under any VPI Guarantee, Buyer will use all reasonable endeavors to (x) perform such obligations on behalf of VPI and the Retained Subsidiaries or (y) otherwise take such action as reasonably requested by VPI so as to put VPI and the Retained Subsidiaries in the same position as if Buyer, and not VPI or a Retained Subsidiary, had performed or were performing such obligations.

Section 7.8   Use of Retained Names.  As soon as practicable, and in any event, within one year after the Closing Date, Buyer shall cause each of the WEEMEA Companies and their Subsidiaries to, to the extent applicable, change such WEEMEA Company's (or Subsidiary's) corporate name to a name that does not include the Retained Names or any portion or derivatives thereof, and cause the certificate of incorporation (or equivalent organizational document), as applicable, to be amended to remove any reference to the Retained Names or any portion or derivative thereof, provided, however, that if it is impracticable to complete such actions in certain jurisdictions due to mandatory procedures, rules and regulations in such jurisdictions, the time periods to affect such changes shall be as soon as practicable, but in any event within four years of the Closing Date.  Except as otherwise permitted in the Asset Transfer Agreement, following the Closing Date, Buyer shall, and shall cause the WEEMEA Companies and their Subsidiaries to, as soon as practicable, but in no event later than 30 days after the Closing Date, cease to (i) make any use of any names or marks that comprise or include the Retained Names or any portion or derivative thereof, or (ii) hold themselves out as having any affiliation with the Sellers or any of their Affiliates.  In furtherance thereof and except as otherwise permitted by the Asset Transfer Agreement, as soon as practicable but in no event later than 30 days following the Closing Date, Buyer shall cause each of the WEEMEA Companies and their Subsidiaries to remove, strike over or otherwise obliterate all of the Retained Names and any portion or derivative thereof from all assets and other materials owned by the WEEMEA Companies and their Subsidiaries, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems; provided, however, that the foregoing restrictions shall not apply to inventory or packaging materials on hand as of the Closing Date at the WEEMEA Companies or their Subsidiaries or with respect to which any of such entities is liable to a supplier for inventory or materials held by the supplier on the Closing Date, which inventory and materials may, subject to the provisions of the Asset Transfer Agreement, continue to be used by the WEEMEA Companies and their Subsidiaries in the ordinary course until depleted, obsolete or otherwise unusable.  Any use by the WEEMEA Companies or any of their Subsidiaries of any of the Retained Names as permitted in this Section 7.8 is subject to their compliance with the quality control standards in effect for the Retained Names as of the Closing Date.  Buyer, the WEEMEA Companies, and their Subsidiaries shall not use the Retained Names in a manner that may reflect negatively on such name and marks or on VPI or its Affiliates and Buyer agrees that any goodwill accruing from its use of the Retained Names shall accrue to and will be owned exclusively by VPI or such other VPI Affiliate as is the owner of such Retained Name and Buyer hereby assigns such goodwill to VPI or such Affiliate.  Buyer and its Affiliates shall indemnify and hold harmless VPI and any of its Affiliates for any costs and losses relating to or arising from the use by Buyer, the WEEMEA Companies, and their Subsidiaries of the Retained Names pursuant to this Section 7.8.

Section 7.9   Access to Records and Information.

(a)   The parties shall retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the WEEMEA Companies and their Subsidiaries and the Transferred Assets in their possession or the possession of the WEEMEA Companies or any of their Subsidiaries (the "Books and Records") for at least five years following the Closing Date or for such longer period as may be required by Law or any applicable court order.

(b)   Following the Closing and subject to applicable Law, the parties will allow each other reasonable access to such Books and Records, and to personnel having knowledge of the whereabouts and/or contents of such Books and Records, for legitimate business reasons, such as the preparation of Tax Returns or the defense of litigation.  Each party shall be entitled to recover from the other its out-of-pocket costs (including copying costs) incurred in providing such Books and Records and/or personnel to the other party.  The requesting party will hold in confidence all information obtained from, the disclosing party, any of its officers, agents, representatives or employees.

(c)   From and after the Closing Date, VPI and Buyer shall use, and shall cause their respective Subsidiaries to use, reasonable endeavors  to make available to each other, upon written request, their respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such Person may reasonably be required in connection with any Actions in which the requesting party may from time to time be involved relating to the conduct of the WEEMEA Business, or the Excluded Businesses.  Access to such Persons shall be granted during normal business hours, at a location and in a manner reasonably calculated to minimize disruption to such Persons and the business of VPI or Buyer, as the case may be.  VPI and Buyer agree to reimburse each other for reasonable out-of-pocket expenses (other than officers' or employees' salaries) incurred by the other in connection with performing its obligations pursuant to this Section 7.9.  Notwithstanding anything else to the contrary contained in this Agreement, the provisions of this Section 7.9 shall not apply to Actions brought between VPI and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand.

(d)   Each party will hold the information made available pursuant to this Section 7.9 confidential, and will take such action to preserve the confidentiality of information made available by the other party as it would customarily take to preserve the confidentiality of its own information.

Section 7.10  Publicity; Public Announcements.  Each of the parties to this Agreement hereby agrees with the other party hereto that no press release or similar public announcement or communication shall, if prior to the Closing, be made or be caused to be made concerning the execution or performance of this Agreement unless the other party shall have provided its prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing (i) either party may make or cause to be made any press release or similar public announcement or communication as may be required to comply with the requirements of any applicable Laws or the rules and regulations of each stock exchange upon which the securities of one of the parties is listed and (ii) either party may disclose any information concerning the transactions contemplated hereby which it deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including to securities analysts and institutional investors and in press interviews; provided, that in the case of clauses (i) and (ii) above to the extent in the good faith judgment of such party it is reasonably practicable to do so such party (x) provides the other party with an opportunity to review such party's intended communication and (y) consider in good faith modifications to the intended communication that are requested by the other party.  The parties agree that the initial press release to be issued with respect to this Agreement and the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 7.11  Mail and Other Communication.  After the Closing Date, each of the Sellers, Buyer and their respective Subsidiaries may receive mail, telegrams, packages and other communications properly belonging to the other (or the other's Subsidiaries).  Accordingly, at all times after the Closing Date, each of VPI and Buyer and their respective Subsidiaries authorizes VPI and its Subsidiaries, on the one hand, or Buyer and its Subsidiaries, on the other hand, as the case may be, to receive and open all mail, telegrams, packages and other communications received by it and not unambiguously intended for such other party (or its Subsidiaries) or any of such other party's (or its Subsidiaries') officers or directors, and to retain the same to the extent that they relate to the business of the receiving party or, to the extent that they do not relate to the business of the receiving party, the receiving party shall promptly deliver such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other party.  The provisions of this Section 7.11 are not intended to, and shall not be deemed to, constitute an authorization by any of the Sellers, Buyer or their respective Subsidiaries to permit the other to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes.

Section 7.12  Shared Contracts.

(a)   With respect to Shared Contractual Liabilities pursuant to, under or relating to a given Shared Contract, such Shared Contractual Liabilities shall, unless otherwise allocated pursuant to this Agreement or any Ancillary Agreement, be allocated between VPI or any of the Retained Subsidiaries (as specified by VPI), on the one hand, and Buyer and its Subsidiaries, on the other hand, based on the relative proportions of total benefit received (over the entire term of the Shared Contract) by VPI and the Retained Subsidiaries, on the one hand, or Buyer and its Subsidiaries, on the other hand, under the relevant Shared Contract.  Notwithstanding the foregoing, each of VPI and Buyer shall be responsible for any or all Liabilities arising out of or resulting from its (or its respective Subsidiaries') breach of the relevant Shared Contract to which this Section 7.12 otherwise pertains.

(b)   If VPI or any Retained Subsidiary, on the one hand, or Buyer or any of its Subsidiaries, on the other hand, receives any benefit or payment under any Shared Contract which was intended for the other party, VPI and Buyer will use their respective reasonable endeavors to, and to cause their respective Subsidiaries to, deliver, transfer or otherwise afford such benefit or payment to the other party.

(c)   Post Closing, certain Shared Contracts used in the WEEMEA Business, which are identified in the Seller's Disclosure Letter, shall be sub-licensed by VPI or any of its Subsidiaries, to the extent permitted, to the relevant WEEMEA Company or Subsidiary of WEEMEA Company, as determined by VPI in its sole discretion.

(d)   As used in this Section 7.12, Buyer's Subsidiaries shall include the WEEMEA Companies.

Section 7.13  Resignations.  VPI shall use reasonable endeavors to obtain the written resignations of each director of the WEEMEA Companies and their Subsidiaries who are employees of VPI or its Affiliates other than the WEEMEA Companies effective as of the Closing Date.

Section 7.14  Directors and Officers Release.  Except to the extent prohibited by Law and provided that the same does not prejudice the ability of Buyer, its Affiliates, any WEEMEA Company or any of their Subsidiaries to recover under any policy of insurance, Buyer, on behalf of itself and its Affiliates, successors and assigns, hereby releases and forever discharges any current or former officers or directors of the WEEMEA Companies and their Subsidiaries (or their respective predecessors) from any breach of their fiduciary duties at any time prior to the Closing.  This release shall be irrevocable and may not be changed orally.

Section 7.15  Union or Works Council Cooperation.  Buyer shall assist and cooperate with Sellers in connection with:  (a) furnishing to any Unions any information that may be required, or in Seller's good faith determination, advisable to provide; (b) effectuating the assignment and assumption of any Collective Bargaining Agreements; (c) obtaining consents or opinions from any Unions that may be required, or in Seller's good faith determination, advisable to obtain; and (d) undertaking any other actions that may be required to complete or effectuate the employment transfers and related matters contemplated by this Agreement.  For purposes of this Section 7.15, the term "Union" shall mean any labor union, labor organization, works council or other collective group of employees which represents any group of Affected Employees or with which any of the Sellers is otherwise required to negotiate or consult.

Section 7.16  Transfer of Retained Subsidiaries.

(a)   Prior to Closing, VPI will cause: Valeant Pharmaceuticals Switzerland GmbH's interest in ICN Polfa Rzeszow S.A. to be transferred to VPI or any of the Retained Subsidiaries; (ii) VPI Netherlands BV's interest in Csatarka Irodahaz KFT to be transferred to VPI or any of the Retained Subsidiaries; and (iii) Valeant Pharmaceuticals Switzerland GmbH's interest in Valeant Czech Pharma s.r.o. to be transferred to VPI or any of the Retained Subsidiaries, and VPI or the Retained Subsidiaries shall pay to Valeant Pharmaceuticals Switzerland GmbH or VPI Netherlands BV, as the case may be, consideration therefore.  To the extent the Swiss Sales Proceeds are received by Valeant Pharmaceuticals Switzerland GmbH, the amount of the SwissCo Loan shall be increased by a corresponding amount  (less any required provision or deduction for Tax, if any), and Swiss Sales Proceeds so received by Valeant Pharmaceuticals Switzerland GmbH shall be advanced to VPI or one of the Retained Subsidiaries in an amount equal to the Swiss Sales Proceeds so received  (less any required provision or deduction for Tax, if any).

(b)   VPI shall indemnify and hold harmless Buyer against all Liabilities arising out of any actions (or omission to act) of VPI, its Affiliates and the Retained Subsidiaries with respect to such transfers, receipt and payment of the Swiss Sale Proceeds, including any Tax, provided that such indemnification shall be reduced by any actual recoveries received by Buyer and its Affiliates from third parties, and shall be subject to the provisions of Section 10.8 as if such Section referred to indemnity clauses under this Section 7.16(b).

Section 7.17  Further Assurances.

(a)   Subject to Sections 2.6 and 7.3, each of the Parties hereto shall use all reasonable endeavors to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to consummate the transactions contemplated by this Agreement and the Asset Transfer Agreement. Without limiting the foregoing, subject to the provisions of Section 2.6, after the Closing Date each of the Buyer, Designated Buyers and the Sellers at the reasonable request of the other shall execute and deliver, or cause to be executed and delivered, to or as directed by, and at the reasonable expense of, the requesting party (i) such assignments, deeds, bills of sale and other instruments of transfer as either party reasonably may request as necessary or desirable in order to effect or further evidence the sale and assignment of the Transferred Assets to Buyer and Designated Buyers and the retention of the Excluded Businesses by Sellers, and (ii) such assumption agreements (including assumption agreements in relation to specific Contracts (including such assumption agreements expressly for the benefit of the counterparties thereto)) and other instruments of assumption as either party reasonably may request as necessary or desirable in order to effect or further evidence the assumption of, and agreement to pay, perform and discharge when due, the Assumed Liabilities by the Buyer, or to obtain releases of the Sellers and their Affiliates from any Liability with respect to the Assumed Liabilities.

(b)   To the extent that, from time to time after the Closing, Sellers and their respective Affiliates and/or the Buyer, Designated Buyers and the WEEMEA Companies shall identify assets that are included in the Transferred Assets but that are in the possession of the Sellers or their respective Affiliates, the Sellers shall use all reasonable endeavors to locate such items of Transferred Assets and, to the extent that it is successful in locating such items, take such action as is necessary to put the Buyer or one of its Affiliates in actual possession and control thereof, all of the foregoing at the Buyers' reasonable expense. To the extent that, from time to time after the Closing, the Buyer, Designated Buyers, the WEEMEA Companies or their respective Affiliates and/or Sellers shall identify assets that are included in the Excluded Businesses but that are in the possession of any of Buyer, Designated Buyers or any of their Affiliates (including the WEEMEA Companies), Buyer shall use all reasonable endeavors to locate such items of the Excluded Businesses and, to the extent that they are successful in locating such items, take such action as is necessary to put Sellers in actual possession thereof, all of the foregoing at Sellers' reasonable expense.

Section 7.18  New Agreements.

(a)   Immediately upon the execution of this Agreement, the parties shall use reasonable endeavors to negotiate in good faith and enter into at Closing the Quality Assurance Agreement and Safety Data Exchange Agreement, each on terms as are customary for agreements of this type.

(b)   VPI will use reasonable endeavors to cause the applicable WEEMEA Companies to enter into new supply agreements with each of Labiana Pharmaceuticals and Legacy Pharmaceuticals International on terms reasonably acceptable to Buyer, provided, however, that VPI will not, and will not permit the WEEMEA Companies to enter into such agreements without the prior consent of Buyer, not to be unreasonably withheld.

Section 7.19  Settlement Payments; Distributions.

(a)   Buyer shall, and shall cause its Subsidiaries to, promptly pay to VPI any amounts received by the WEEMEA Companies (after deduction of any outstanding costs or expenses in respect of the settlement and/or any required provision or deduction for Tax, if any) or any of their Subsidiaries in connection with the matters set forth in Section 7.19(a) of the Seller's Disclosure Letter.  Within three days of receipt of any such amounts, Buyer or any of its Subsidiaries shall pay all such amounts to VPI by wire transfer of immediately available funds to one or more accounts designated by VPI; provided however, that VPI shall repay to Buyer any such payment if such payment is challenged by a bankruptcy liquidator.

(b)   Following the Closing, to the extent Valeant Pharmaceuticals Switzerland GmbH receives any amounts pursuant to the Polish Distribution, Buyer shall, and shall cause the Valeant Pharmaceuticals Switzerland GmbH to, increase the amount of the SwissCo Loan in an amount equal to the amount of the Polish Distribution so received (less any required provision or deduction for Tax, if any)  and promptly advance such amount to VPI or its designee in Euros and if necessary converted from Polish Zloty at the relevant spot rate of exchange as determined by Buyer.

(c)   Buyer shall, and shall cause Valeant Pharmaceuticals Switzerland GmbH  to, promptly (1) subject to all applicable Laws and to the extent the relevant accounting filings have not been made, make or cause to be made, such filings, (2) following receipt of all monies due in respect of the Polish Distribution, and subject to all applicable Laws, then declare the Swiss Distribution in an amount not to exceed the aggregate of the SwissCo Loan then outstanding including interest, and the Swiss Distribution so declared shall be applied to discharge any outstanding amounts due under the SwissCo Loan.

(d)   VPI shall indemnify and hold harmless Buyer against all Liabilities arising out of any actions (or omission to act) of VPI, its Affiliates and the Retained Subsidiaries with respect to the matters referred to at Section 7.19(a) –(c) above, including any Tax, provided that such indemnification shall be reduced by any actual recoveries received by Buyer and its Affiliates from third parties, and shall be subject to the provisions of Section 10.8 as if such Section referred to indemnity clauses under this Section 7.16(b).

Section 7.20  Non-Compete.

(a)   To the extent permissible under applicable Law, for a period not to exceed three years from the Closing Date, neither VPI nor any of its Subsidiaries will sell, offer for sale, promote, supply or export any product containing the same active pharmaceutical ingredient and approved for the same indication as any of the products set forth on Section 7.20(a) of the Seller's Disclosure Letter (the "WEEMEA Products") in the WEEMEA Territory.

                                   (b)   To the extent permissible under applicable law, for a period not to exceed three years from the Closing Date neither VPI nor any of its Subsidiaries will sell, offer for sale, promote, supply or export in the countries set forth in Section 7.20(b) of the Seller's Disclosure Letter ("Eastern Europe") any product containing the same active pharmaceutical ingredient and approved for the same indication as the products set forth on Section 7.20(b) of the Seller's Disclosure Letter, with such restriction applied on a country-by-country and product-by-product basis.

(c)   To the extent permissible under applicable law, for a period not to exceed three years from the Closing Date, neither VPI nor any of its Subsidiaries will sell, offer for sale, promote, supply or export in the countries set forth in Section 7.20(c) of the Seller's Disclosure Letter ("Middle East") any product containing the same active pharmaceutical ingredient and approved for the same indication as the products set forth on Section 7.20(c) of the Seller's Disclosure Letter, with such restriction applied on a country-by-country and product-by-product basis.

(d)  To the extent permissible under applicable law, for a period not to exceed three years from the Closing Date, neither VPI nor any of its Subsidiaries will sell, offer for sale, promote, supply or export any Extended WEEMEA Product in the Extended WEEMEA Territory.

(e)  Notwithstanding the foregoing, the restrictions set forth in this Section 7.20 shall not be binding on any Person who acquires all or substantially all of the business of VPI, and shall not restrict VPI from acquiring (i) any business with products that compete with the WEEMEA Products in the WEEMEA Territory and any products so acquired may be sold, offered for sale, promoted, supplied or exported in the WEEMEA Territory, (ii) any business with products that compete with the Eastern European Distribution Products and any products so acquired may be sold, offered for sale, promoted, supplied or exported in Eastern Europe and (iii) any business with products that compete with the Middle East Distribution Products and any products so acquired may be sold, offered for sale, promoted, supplied or exported in the Middle East.

Section 7.21  Buyer Non-Compete.

(a)  To the extent permissible under applicable law, for a period not to exceed three years from the Closing Date, neither Buyer nor any of its Subsidiaries will sell, offer for sale, promote, supply or export any Product containing the same active pharmaceutical ingredient and approved for the same indication as any of the WEEMEA Products in the Valeant Territory (as such term is defined in the Asset Transfer Agreement).

(b)  Notwithstanding the foregoing, the restrictions set forth in Section 7.21(a) shall not be binding on any Person who acquires all or substantially all of the business of Buyer, and shall not restrict Buyer from acquiring any business with Products that compete with the WEEMEA Products in the Valeant Territory, and any Products so acquired may be sold, offered for sale, promoted, supplied or exported in the Valeant Territory.

Section 7.22  No-Solicitation. From the date hereof until the Closing Date or the earlier termination of this Agreement, VPI shall not , nor shall it authorize or permit any of its Affiliates to solicit the submission of any offers or proposals for the WEEMEA Business or any portion thereof from any third party or otherwise directly or knowingly indirectly pursue any offer or proposal so received; provided, however, that nothing in this Section 7.22 shall apply to the solicitation or pursuit of any offers or proposals of a third party regarding the acquisition of any of VPI's other assets, or businesses, including VPI's central European business, and further provided that nothing in this Section 7.22 shall prohibit VPI from complying with its obligations under the asset purchase agreement dated June 1, 2007 by and between Solco Pharmaceuticals Switzerland GmbH and Valeant Pharmaceuticals Switzerland GmbH.

Section 7.23  Employee Bonuses for 2008. VPI shall or shall cause the Retained Subsidiaries to pay (i) the pro-rata portion of the performance bonuses payable to employees of the WEEMEA Companies and their Subsidiaries with respect to the period from January 1, 2008 until the Closing and (ii) any retention bonuses payable to employees of the WEEMEA Companies and their Subsidiaries.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1   Mutual Conditions.  The respective obligations of each Party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)   There shall be no injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that prohibits or permanently enjoins the consummation of the transactions contemplated by this Agreement; and

(b)   The Required Antitrust Approvals shall have been obtained, waived or made, as applicable, and the respective waiting periods required in connection with Required Antitrust Approvals shall have expired or been terminated; provided, however, a party shall not have the right to assert that the foregoing condition set forth in this Section 8.1(b) has not been satisfied if the failure to satisfy such condition results in any way from such party's failure to perform or comply with its obligations under Section 7.3.

Section 8.2   Conditions to the VPI Obligations.  The obligations of VPI to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by VPI at or prior to the Closing of each of the following additional conditions:

(a)   Buyer and any applicable Subsidiaries of Buyer shall have executed and delivered to VPI the Asset Transfer Agreement, each of the Ancillary Agreements.

Section 8.3   Conditions to Buyer's Obligations.  The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by Buyer, at or prior to the Closing, of each of the following condition:

(a)   VPI and any applicable Subsidiaries of VPI shall have executed and delivered to Buyer the Asset Transfer Agreement, each of the Ancillary Agreements.

ARTICLE IX

TERMINATION

Section 9.1   Termination.  This Agreement may be terminated at any time prior to the consummation of the Closing under the following circumstances:

(a)   by mutual written consent of VPI and Buyer;

(b)   by VPI or Buyer upon written notice to the other if the Closing shall not have occurred on or before December 31, 2008 (the "End Date"); provided, however, that if on the End Date the condition to Closing set forth in Section 8.1(b) shall not have been satisfied but all other conditions to Closing shall be satisfied or shall be capable of being satisfied upon satisfaction of the condition to Closing set forth in Section 8.1(b), then either party shall have the right to extend the End Date an additional 60 days by notifying the other party in writing of such election before the End Date, provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a party if it shall have failed to fulfill its obligations contained in Section 7.3(c) prior to exercising its right to termination hereunder;

(c)   by either Buyer or VPI upon written notice to the other, if there shall be in effect a final, non-appealable order of a Governmental Authority of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated by this Agreement; provided that the right to terminate the Agreement under this Section 9.1(c) shall not be available to a Party who shall not have complied with its obligation under Section 7.3; or

(d)   by VPI, if Buyer fails to consummate the Closing within five Business Days of the satisfaction or waiver of the conditions set forth in Section 8.1.

Section 9.2   Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party, and this Agreement shall thereupon terminate and become void and have no effect, without any liability or obligation on the part of any Party hereto or its directors, officers, stockholders or Affiliates, except that the provisions of Section 9.2 and ARTICLE XI shall survive the termination of this Agreement; provided, however, that if such termination shall result from (a) the willful and material breach by a party of any of its covenants or agreements set forth in this Agreement, gross negligence or fraud on the part of a party or (b) Buyer's failure to consummate the Closing within three Business Days of the satisfaction or waiver of the conditions to Closing set forth in Section 8.1, VPI or Buyer, as the case may be, shall be fully liable for any and all damages of the other party as a result of such breach or failure, as applicable.

ARTICLE X

CLAIMS

Section 10.1  General. The parties intend that all of the provisions of this Article X apply to any Claim against VPI or any of the other Sellers (except as where expressly stated otherwise).

Section 10.2  Time Period. Neither VPI nor any of the other Sellers shall be liable in respect of any Claim unless Buyer:

                                   (a)   shall (as further described at Section 10.7) have given written notice of such Claim specifying in reasonable detail the matter which gives rise to the Claim,

the nature of the Claim and (to the extent reasonably available to Buyer) the amount claimed, as soon as reasonably practicable after the Claim has arisen or after Buyer or any of its Affiliates realized that a Claim is reasonably expected to arise and in any event by no later than twenty-four months from the date of Closing in respect of a breach of Warranty other than a Tax Warranty, and in respect of a Tax Warranty, by no later than 7 years from the date of Closing; and

                                   (b)   shall have (unless otherwise agreed in writing by VPI or unless the relevant Claim has previously been settled between VPI and Buyer), commenced and validly served proceedings in respect of the relevant Claim within twelve months after the date of notification of such Claim in accordance with sub-paragraph (a) above.

Section 10.3  Disclosure

(a)   Neither VPI nor any of the other Sellers shall be liable in respect of any Claim (i) to the extent that the facts, matters or circumstances giving rise to such Claim are fairly disclosed in the Seller's Disclosure Letter in sufficient detail to a reasonably experienced buyer to understand their nature and scope.

(b)   For the purpose of this Agreement, any fact, matter or circumstance of which Buyer is actually aware shall be deemed to include the actual knowledge of each of the persons listed on Section 12.14(a) of the Seller Disclosure Letter.

(c)   Buyer warrants to VPI that it is not aware as at the date of this Agreement of any breach of the Warranties.

Section 10.4  Buyer's Investigation

(a)   Buyer has conducted its own evaluation of the WEEMEA Business and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Transferred Shares and the Transferred Assets and of its assumption of the Assumed Liabilities.  VPI has made available to Buyer (A) the opportunity to ask questions of the officers and management employees of VPI and its Subsidiaries and to acquire additional information about the business and financial condition of the WEEMEA Companies, their Subsidiaries and the Transferred Assets, and (B) in the Data Room, information and documents, including written responses to questions submitted by, or on behalf of, Buyer, relating to the WEEMEA Companies, the WEEMEA Companies' Subsidiaries and the Transferred Assets.

Section 10.5  Limitations on Liability

(a)   Neither VPI nor any of the other Sellers shall have any liability in respect of any Claim by Buyer unless:

(i)      the amount of the damages payable pursuant to that individual Claim exceeds US$250,000 (the "De Minimis Amount") (each a "qualifying claim"); and

(ii)     the aggregate amount of all qualifying Claims exceeds US$2,500,000 in which event the Seller shall only be liable for the excess.

(b)   The maximum aggregate liability of Sellers in relation to all Claims under this Agreement and any claims under the Asset Transfer Agreement shall not in any circumstances exceed US$60,000,000 in the aggregate (the "Cap").

(c)   Neither VPI nor any of the other Sellers shall have any liability in respect of any Claim which is based on any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable but this paragraph shall not operate to avoid a claim made in respect of a contingent liability within the time limit specified in Section 10.2 and containing such details as are specified in Section 10.2 provided that:

(i)      legal proceedings in respect of the Claim have been commenced by being both issued and validly served on VPI, within six months of such contingent liability becoming an actual liability; and

(ii)     any such contingent liability shall have become an actual liability within six months from the date of claim made in accordance with Section 10.2.

(d)   Neither VPI not any of the other Sellers shall be liable in respect of any Claim if and to the extent that:

(i)      the losses arising from the Claim are actually recovered by Buyer or any of its Affiliates under any warranty (to which the Claim does not relate) or other provision in this Agreement;

(ii)     the Claim would not have arisen but for a breach by Buyer or any Designated Buyer of any of its obligations under this Agreement, the Asset Purchase Agreement or the Ancillary Agreements;

(iii)    such Claim is caused by or increased by any voluntary act, omission, transaction or arrangement carried out by the Seller or any of its Affiliates at the written request, or with the written consent, of Buyer or any Designated Buyer before Closing or such Claim is caused by or results from any acts of Buyer or its Affiliates or Subsidiaries post-Closing, including, for the avoidance of doubt, a Buyer Tax Act;

(iv)    such Claim is caused or increased by the passing of, or any change in, any law, rule, regulation or administrative practice of any Governmental Authority (including the interpretation thereof) or any change in the rate of any Tax, in each case, not actually (or prospectively) in effect at the date of this Agreement;

(v)     the matter giving rise to the Claim is an amount for which Buyer or any of its Affiliates has a right of recovery against, or an indemnity from, a person other than the Sellers, whether under a provision of applicable law, insurance policy or otherwise howsoever and such losses arising from the Claim are actually recovered by Buyer or any of its Affiliates;

(vi)    any Tax benefit is available to Buyer or to any of its Affiliates in connection with or in relation to any Claim;

(vii)    to the extent it was taken into account in computing the Final Adjustment Amount;

(e)   Neither VPI not any of the other Sellers shall have any liability in respect of any Claim for any exemplary, punitive, indirect, economic or consequential loss, loss of profit or loss of business opportunity or for diminution in value.

(f)   The limitations set out in Section 10.2  and Section 10.5 shall not apply to Claims for breaches of the warranties in Section 5.1 and Section 5.2 of this Agreement and Section 8.1 and Section 8.2 of the Asset Transfer Agreement and any Claim for fraud.

Section 10.6  Survival of Covenants; Indemnities.

(a)   All covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms.  All other covenants and agreements contained in this Agreement shall not survive the Closing and shall thereupon terminate; provided, however, that notwithstanding the foregoing the obligations of Buyer to assume, and indemnify VPI or any of its Affiliates pursuant to Section 10.6(b) shall survive indefinitely and, further, provided that the obligations of VPI to indemnify Buyer and its Affiliates pursuant to Section 10.6(c) shall survive indefinitely.

(b)   Without limiting any rights or remedies Buyer may have against VPI or any Seller, Buyer agrees to defend, indemnify and hold harmless VPI and its Subsidiaries, their Affiliates, and, if applicable, their respective directors, officers, employees, successors and assigns from and against any and all Damages directly howsoever and whensoever arising or resulting from (i) any Assumed Liability, (ii) the ownership or use of the Transferred Assets or operation of the WEEMEA Business after Closing (iii) any action referred to in Section 2.6(c) or (iv) any liability referred to in Section 7.4, Section 7.8, and Section 7.9.

(c)   VPI agrees to defend, indemnify and hold harmless Buyer and its Subsidiaries, their Affiliates, and, if applicable, their respective directors, officers, employees, successor and assigns from and against any and all Damages directly howsoever and whensoever arising or resulting from (i) any Retained Liabilities or (ii) any Excluded Businesses, provided that such indemnification shall be reduced by any actual recoveries received by Buyer and its Affiliates from third parties, and shall be subject to the provisions of Section 10.8 as if such Section referred to claims for indemnity.

(d)   If any of the Persons to be indemnified under this Section 10.6 (the "Indemnified Party") has suffered or incurred any Damage, the Indemnified Party shall give written notice of such Claim to the party from whom indemnification is sought (the "Indemnifying Party") specifying in reasonable detail the matter which gives rise to the Claim, the nature of the Claim and (to the extent reasonably available to the Indemnified Party) the amount claimed, as soon as reasonably practicable after the Claim has arisen or after the Indemnified Party or any of its Affiliates realized that a Claim would, could or might be made. The indemnification provided by VPI under Section 10.6 shall be reduced by any actual recoveries received by Buyer or its Affiliates from third parties, and shall be subject to the provisions of Section 10.8 as if such Section referred to claims for indemnity.

Section 10.7  Conduct of Claims.

(a)   If Buyer or any of its Affiliates becomes aware of any claim by a third party which might result in a Claim being made or any other matter or circumstance which could give rise to a Claim (including any notice, election or return (including a Tax Return) of the Buyer or any of its Affiliates), Buyer shall:

(i)      procure that notice thereof is promptly (and in any event within 30 days of becoming aware of it) given to VPI as regards any such claim, matter or circumstance but shall (subject to the remaining provisions of this paragraph) retain conduct of such claim, subject to consultation and the provision of information to VPI;

(ii)     allow, and shall procure that its relevant Affiliate shall provide, reasonable access to VPI and its representatives upon reasonable notice and during normal business hours to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim, and for such purpose Buyer shall, and shall procure that its relevant Affiliate, give all such reasonable information (however stored or recorded) and reasonable assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as VPI or its representatives may reasonably request;

(iii)    subject to VPI agreeing to reimburse Buyer to its reasonable satisfaction against its reasonable costs and expenses:

(1) take all such action and institute any proceedings, and give any information and assistance, as VPI may reasonably request to: (i) dispute, resist, appeal, compromise, defend, remedy or mitigate the matter; or (ii) enforce against a person (other than VPI or any of the other Sellers) the rights of Buyer or any of its Affiliates in relation to the matter; and

(2) in connection with proceedings related to the matter, use advisers nominated by VPI and, if VPI requests, allow VPI the exclusive conduct of the proceedings.

(b)   If a Claim is as a result of, or in connection with, a claim by or liability to, a third party, then Buyer shall not, and shall procure that none of its Affiliates shall, admit liability in respect of the Claim, and shall procure that the Claim shall not be compromised, disposed of or settled without the prior written consent of VPI (such consent not to be unreasonably withheld, conditioned or delayed).

(c)   Notwithstanding anything in the Agreement to the contrary, VPI shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions relating to or arising in connection with the Excluded Business or the Retained Liabilities including, without limitation, Actions with respect to the matters set forth in Section 7.16(a) and all Actions relating to Taxes) (each, a "VPI Action"), and may settle or compromise, or consent to the entry of any judgment with respect to any VPI Action without the consent of Buyer.  The provisions of ARTICLE XI shall govern with respect to Tax-related matters to the extent any provision in ARTICLE XI is in conflict with this Section 10.7(c).

Section 10.8  Recovery Only Once. No liability shall attach to VPI or any of the other Sellers in respect of any Claim to the extent that the same loss has been recovered by Buyer under any other warranty or term of this Agreement or any other document entered into pursuant hereto and accordingly Buyer may only recover once in respect of the same loss.

Section 10.9  Recovery from Insurers and Other Persons.

(a)   Where Buyer or any of its Affiliates is at any time entitled to recover from a person other than VPI or any of its Affiliates (including from any insurer under any insurance policy) any sum in respect of a matter giving rise to a Claim (such claim a "Third Party Claim") Buyer shall, and shall procure that the relevant Affiliate shall, take all reasonable steps to enforce recovery under such Third Party Claim prior to taking action against VPI or any of the other Sellers. In the event that Buyer or any of its Affiliates shall recover any amount from such other person, the amount of the Claim against VPI or any of the other Sellers shall be reduced by the amount so recovered less all reasonable costs of recovery.

(b)  If at any time VPI or any of the other Sellers pay to Buyer an amount in respect of a Claim and Buyer or any of its Affiliates subsequently recovers or becomes entitled to recover from another person an amount which is referable to the matter giving rise to the Claim, Buyer shall immediately notify VPI and the relevant Seller and, if relevant, shall procure that the relevant Affiliate shall take such action as VPI or such other Seller may reasonably require to enforce the recovery against the person in question and:

(i)      if Buyer has already received an amount in satisfaction of a Claim and the amount received in respect of the Claim is more than the Sum Recovered Buyer shall immediately pay to VPI or any of the other Sellers the Sum Recovered;

(ii)     if Buyer has already received an amount in satisfaction of a Claim and the amount received in respect of the Claim is less than or equal to the Sum Recovered, Buyer shall immediately pay to VPI or any of the other Sellers an amount equal to the amount paid by VPI or any of the other Sellers; and

(iii)     if Buyer has not already received an amount in satisfaction of a Claim, the amount of the Claim for which the Seller would have been liable shall be reduced by and to the extent of the Sum Recovered.

(c)   For the purposes of this Section 10.9, "Sum Recovered" means an amount equal to the total of the amount recovered from the other person plus any interest in respect of the amount recovered from the person less the reasonable costs of recovery.

Section 10.10  Mitigation. Buyer shall take all reasonable action to mitigate any loss suffered by it or any of its Affiliates in respect of a matter giving rise to a Claim and nothing in this Agreement restricts or limits the general obligation at law of Buyer to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Claim.

Section 10.11  Remediable Breach. Neither VPI nor any of the other Sellers shall be liable in respect of any Claim to the extent that within 30 days following receipt of notification thereof in accordance with this Section 10 the matter giving rise to such Claim is remedied to the reasonable satisfaction of Buyer without cost or disruption to the WEEMEA Business.

Section 10.12  Buyer's Sole Remedy/Waiver.  Buyer hereto acknowledges and agrees that the remedies provided for in this Article X shall be the sole and exclusive remedy for Buyer and the other Designated Buyers, from and after the Closing Date, with respect to Claims.

Section 10.13  Insurance. If, at any time after the date of this Agreement, VPI wishes to insure against its liabilities in respect of Claims, Buyer shall provide VPI and any prospective insurer with such information as a prospective insurer may reasonably require before effecting the insurance at the sole cost of VPI.

Section 10.14  Purchase Price Adjustment. Any payment made pursuant to a Claim under any provision of this Agreement or the Asset Transfer Agreement shall be treated for Tax purposes as an adjustment to the Final Purchase Price.

Section 10.15  No Right of Set-Off. Notwithstanding any other provision of this Agreement, neither Party shall be entitled to offset any payments under the Ancillary Agreements that are due and owing at such time against any amounts payable with respect to Claims.

ARTICLE XI

TAX INDEMNIFICATION

Section 11.1  Tax Indemnification.

(a)   VPI Liability.  VPI covenants to pay (or to procure the payment) to Buyer by way of adjustment to the Purchase Price (subject to the other provisions of this Agreement) an amount equal to:

                (i)    any Income Tax Liability of any of the WEEMEA Companies or any of their Subsidiaries arising (1) as a result of any Event which occurred on or before the Closing; or (2) in respect of any taxable period ending (or treated for the purposes of this Agreement as having ended) on or before Closing; and

                (ii)    any Tax Liability of any of the WEEMEA Companies or any of their Subsidiaries arising as a result of a Reorganisation Transaction;

(iii)   any Tax Liability (including capital gains) of any of the WEEMEA Companies or any of their Subsidiaries arising as a result of the transfer, sale, assignment, license or other disposition or acquisition of Intellectual Property after January 1, 2007 and prior to Closing;

(iv)      any reasonable out of pocket costs and expenses (other than costs and expenses relating to management or management time) reasonably and properly incurred by Buyer in connection with any such Tax Liability (or Claim for such Tax Liability).

(b)   Limitations on VPI liability.  Section 11.1(a) does not apply in respect of any Tax Liability to the extent that:

                                                               (i)    the Tax Liability arises or is increased as a result of a Buyer Tax Act;

                                                   (ii)       Buyer or any Affiliate of Buyer lawfully claims and actually recovers from a third party a Corresponding Saving in respect of the Tax Liability or the matter giving rise to the Tax Liability;

                                                (iii)   any net operating or capital loss carry forwards (or any similar concept in any jurisdiction) of any of the WEEMEA Companies or any of their Subsidiaries is available to reduce the amount of the Tax Liability;

                                                  (iv)   the Tax Liability arises as a result of any default or delay by Buyer or any Affiliate of Buyer (including the WEEMEA Companies and their Subsidiaries) after Closing, including a delay in paying or satisfying any Tax Liability or a delay or default in submitting any returns, computations or other documents required to be submitted by any of them or in submitting such returns, computations or documents outside the appropriate time limits or in submitting such returns, computations or documents otherwise than on a proper basis, in each case after Closing;

                                                  (v)       the Tax Liability arises or is increased as a result of a change in Tax rates or in Law coming into force after Closing;

                                                 (vi)       the Tax Liability would not have arisen but for the winding up of, or the cessation of trade or business by, or a change in the nature or conduct of the trade or business of any of the WEEMEA Companies or any of their Subsidiaries on or after Closing; and

                                               (vii)   the Tax Liability arises or is increased in consequence of any failure by Buyer or any Affiliate of Buyer to comply with any of its obligations under this Agreement.

(c)   For the avoidance of doubt, VPI shall have no liability under Section 11.1(a) in respect of any non-availability, inability to use loss or restriction of any relief ("failure of relief") where such failure of relief does not give rise to a Tax Liability to which Section 11.1(a) applies.

(d)   The provisions of Section 11.1(b) shall also operate to limit or reduce the liability of VPI in respect of Claims under the Tax Warranties and in respect of Claims for or relating to Tax under Section 7.16(b) and, in any case when the provisions of Section 11.1(b) conflict with the other provisions of the Agreement which apply in respect of Claims under this Section 11.1 or under the Tax Warranties, the provisions of Section 11.1(b) shall prevail.

Section 11.2  Payments.

(a)   Any payment required to be made pursuant to Section 11.1(a) shall be made within 30 days after written demand is made of the party required to make the payment, but in no case earlier than 5 Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including estimated Tax payments).

(b)   In the case of any Straddle Period, Taxes of or relating to the WEEMEA Companies, their Subsidiaries or the Transferred Assets shall be allocated for the purposes of this Agreement (including, for the avoidance of doubt, for the purposes of Section 11.1(a)(i)(2) above) between the pre and post Closing periods based upon a hypothetical closing of the books upon Closing.

ARTICLE XII

MISCELLANEOUS

Section 12.1  Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Buyer:

Meda AB
Pipers Väg 2A
Box 906 SE-170 09
Solna, Sweden
Facsimile:               +46 8 630 1919
Attention:               Anders Lönner and Anders Larnholt

with a copy to:

Reed Smith LLP
Minerva House
5 Montague Close
London SE1 9BB
Facsimile:               +44 207 403 4221
Attention:                Richard Shine
      John Wilkinson

To VPI:
Valeant Pharmaceuticals International
One Enterprise
Aliso Viejo
California 92656
Facsimile:               (949) 461 6641
Attention:               J. Michael Pearson
      Steve Min

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square,
New York, NY 10036
Facsimile:               (212) 735-2000
Attention:               Stephen F. Arcano
      Ann Beth Stebbins

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 12.2  Expenses.

(a)   Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise expressly provided in this Agreement, each of the parties hereto shall pay its own expenses incident to this Agreement and the transactions contemplated in this Agreement (including legal fees, accounting fees, investment banking fees and filing fees).

(b)   For the avoidance of doubt, Buyer shall bear Transfer Taxes and all registration, capital, stamp, documentary or transaction duties or Taxes and any other transfer duties or Taxes arising in respect of this Agreement or the Asset Transfer Agreement or the transactions contemplated hereby or thereby.

(c)   All amounts payable pursuant to this Agreement and the Asset Transfer Agreement are stated exclusive of any applicable value added, sales, use of other similar Taxes.  The party required to make payment under this Agreement shall, in addition to the amount stated in this Agreement or in the Asset Transfer Agreement be required to pay an amount equal to any applicable value added, sales, use or similar Taxes which are properly chargeable in relation to the payment or to the subject-matter of the payment.

Section 12.3  Counterparts; Effectiveness.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 12.4  Governing Law.

(a)   This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement including any question regarding its existence, validity, or termination (each a "Dispute")) shall be governed by and construed in accordance with English law, without giving effect to any choice or conflict of law provision or rule.

(b)   The courts of England and Wales shall have exclusive jurisdiction in relation to any Claim, dispute or difference concerning this Agreement and any matter arising therefrom.  Each of the parties hereto irrevocably waives any right that it may have to object to an action being brought in those courts, to claim that the action has been brought in an inconvenient forum, or to claim that those courts do not have jurisdiction.

(c)   This Section 12.4 shall not prevent a party hereto from enforcing any judgment obtained in the courts of England and Wales in any other jurisdiction.

Section 12.5  Third Party Rights.

(a)   Save where any right or benefit is expressly conferred upon a person not party to this Agreement (including pursuant to Section 7.15), a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

(b)   Notwithstanding that any person who is not a party to this Agreement may be entitled to enforce a provision of this Agreement, any amendments to this Agreement shall not require the consent of any person who is not a party to this Agreement.

Section 12.6  Assignment.

(a)   No party to this Agreement may assign any of its rights, interest or obligations under this Agreement without the prior written consent of the other party hereto; provided, however, either party may assign its rights and obligations to one or more of its respective Wholly-Owned Subsidiaries (it being understood that such assignment shall not be permitted if it would delay or impair the consummation of the transactions contemplated hereby); provided further, that, no such assignment shall relieve the assigning party of any of its obligations hereunder.  Any purported assignment in contravention of this Section 12.6(a) shall be void.

(b)   Subject to Section 12.6(a), this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

(c)   No party to this Agreement shall make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights and benefits under, this Agreement.

Section 12.7  Titles and Headings.  The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 12.8  Entire Agreement.

(a)   This Agreement together with Asset Transfer Agreement, the Ancillary Agreements and the Confidentiality Agreement contain the whole and only agreement between the parties hereto in relation to the transactions contemplated by this Agreement, the Asset Transfer Agreement and the Ancillary Agreements and supersede all previous agreements whether written, oral or based on implied understandings between all or any of the parties in relation to these transactions. Accordingly, all other terms, conditions, representations, warranties and any other statements, including any implied warranty or representation as to the value, condition, merchantability or suitability as to any of the Transferred Assets shall not form part of the Agreement or the Asset Transfer Agreement and, except as expressly provided in ARTICLE V of this Agreement and subject to the terms and conditions of ARTICLE V of this Agreement, it is understood that Buyer takes the WEEMEA Companies, their Subsidiaries and the Transferred Assets as is and where is with all faults as of the Closing Date with any and all defects or which would otherwise be implied (by Law or otherwise).

(b)   Buyer acknowledges and agrees (for itself and on behalf of each other Designated Buyer and their Affiliates and Subsidiaries) with Seller that:

(i) it and they do not rely on and have not been induced to enter into any of this Agreement, the Asset Transfer Agreement or the Ancillary Agreements on the basis of any Assurances (expressor implied) other than those expressly set out in this Agreement and the Asset Transfer Agreement, to the extent that it or they have been, it and they irrevocably and unconditionally agree that they shall have no rights or remedies in relation thereto and shall make no Claim in relation thereto or against the Sellers;

(ii) none of VPI, the Sellers, their Affiliates and Subsidiaries or their respective representatives, has given or made any Assurance to Designated Buyers or any of their Affiliates and Subsidiaries or their respective representatives other than those expressly set out in this Agreement and the Asset Transfer Agreement or, to the extent that any of them have, Buyer hereby (for itself and on behalf of each other Designated Buyer, their Affiliates and Subsidiaries and their respective representatives) unconditionally and irrevocably waives any claim or remedy which it or they might otherwise have had in relation thereto;

(iii) any warranty or other right which may be implied by Law in relation to the sale of the Transferred Assets and the Transferred Shares shall be excluded or, if incapable of exclusion, irrevocably waived; and

(iv) except as otherwise provided in Section 11.9, the only remedies available to it and them in respect of this Agreement, the Asset Transfer Agreement or the Ancillary Agreements are damages for breach of contract and Buyer shall have no right to rescind or terminate any such agreement either for breach of contract (including any warranty) or for negligent or innocent misrepresentation or otherwise,

(v) none of the Seller or its Subsidiaries nor any other Person has made a representation or warranty to any Designated Buyer with respect to, and neither VPI nor any other Person, shall be subject to any liability to any Designated Buyer or any other Person resulting from VPI's making available to any Designated Buyer, (i) any projections, estimates or budgets for the WEEMEA Companies' or any of their Subsidiaries or the WEEMEA Business, (ii) any materials, documents or information relating to the WEEMEA Companies and their Subsidiaries or the WEEMEA Business made available to any Designated Buyer or its counsel, accountants or advisors in the Data Room or otherwise, or (iii) the information contained in VPI's Confidential Memorandum dated July 2008, in each case, except as expressly covered by a warranty set forth in ARTICLE V of this Agreement or the Asset Transfer Agreement; Buyer acknowledges that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer and its Affiliates, agents and representatives shall have no claim against any Person with respect thereto.

PROVIDED THAT the provisions of this Section 12.8 shall not exclude any liability which any of the parties hereto or, where appropriate, their representatives would otherwise have to the other party hereto or, where appropriate, to the other party's representatives or any right which any of them may have to rescind this Agreement, the Asset Transfer Agreement or the Ancillary Agreements in respect of any statements made fraudulently by any of them prior to the execution of this Agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

Section 12.9  Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without any requirement to the securing or posting of any bond in connection with such remedy.

Section 12.10  Amendment and Modification.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 12.11  Waiver.

(a)   Any waiver of any right or default hereunder will be effective only in the instance given and will not operate as or imply a waiver of any other or similar right or default on any subsequent occasion. No waiver, modification or amendment of this Agreement or of any provision hereof will be effective unless in writing and signed by the party against whom such waiver, modification or amendment is sought to be enforced.

(b)   Any delay by any party in exercising, or failure to exercise, any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any rights or remedy under this Agreement or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

Section 12.12  Severability.  If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions completed by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 12.13  No Strict Construction.  Buyer and VPI each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

Section 12.14  Knowledge. To the extent that any warranty is made to the "VPI's knowledge" (or similar words), such knowledge shall refer to the actual knowledge of the individuals listed in Section 12.14 of the Seller's Disclosure Letter, having made due inquiry of those persons reporting directly to such individuals, but in either case, without any further investigation by such individual.  To the extent that any warranty is made to the "Buyer's knowledge" (or similar words), such knowledge shall refer to the actual knowledge of the individuals listed in the Buyer's Disclosure Letter, having made due inquiry of those persons reporting directly to such individuals, but in either case, without any further investigation by such individual.

Section 12.15  Affiliate Status.  To the extent that a party hereto is required hereunder to take certain action with respect to entities designated in this Agreement as such party's Affiliates, such obligation shall apply to such entities only during such period of time that such entities are Affiliates of such party.

Section 12.16  No Consequential Damages.  In no event shall either party be liable for any special, indirect, incidental, punitive or consequential damages whatsoever.

Section 12.17  Joint and Several Liability.  VPI shall be jointly and severally liable for all obligations of the Sellers hereunder and under the Asset Transfer Agreement.  Buyer shall be jointly and severally liable for all obligations of any Asset Transferees and Share Buyers hereunder and under the Asset Transfer Agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

VALEANT PHARMACEUTICALS INTERNATIONAL

By:	/s/ J. Michael Pearson
Name: J. Michael Pearson
Title: Chairman and CEO

MEDA AB

By:	/s/ Anders Lonner
Name: Anders Lonner
Title: Chief Executive Officer

Signature Page to the Acquisition Agreement

ANNEX A
Defined Terms

"Accounting Firm" shall have the meaning set forth in Section 3.2(b).

"Action" means any administrative, regulatory, judicial or other formal proceeding by or before any Governmental Authority, court or arbitrator.

"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms "controlled" and "controlling" have correlative meanings.

"Agreement" shall have the meaning set forth in the Preamble to this Agreement.

"Ancillary Agreements" means the Transition Services Agreement, the Supply Agreement, the Safety Data Exchange Agreement, the Quality Assurance Agreement, Kinerase Cosmetics Distribution Agreement and any and all other agreements to be executed by VPI or any of the other Sellers, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, in connection with the transactions contemplated by this Agreement.

"Asset Transfer Agreement" means the Asset Transfer and License Agreement to be entered into on the Closing Date by the parties to this Agreement substantially in the form attached as Exhibit D hereto.

"Asset Transferees" means Buyer and the other Persons set forth on Exhibit C who are designated to purchase the Transferred Assets under this Agreement.

"Asset Transferors" means (a) the Persons set forth on Exhibit C, as may be amended by VPI prior to the Closing Date, or (b) any other Person designated by VPI prior to Closing.

"Assumed Liabilities" means:

a)  all Liabilities of VPI and its Affiliates arising on or after the Closing under or relating to any Contracts included in the Transferred Assets, other than any Shared Contractual Liabilities allocated to VPI pursuant to Section 7.12;

b)  Buyer's or any Subsidiary of Buyer's (including any WEEMEA Company's or any Subsidiary of a WEEMEA Company's) portion of Shared Contractual Liabilities pursuant to Section 7.12; and

c)  all Liabilities set forth on Section 1.1(1) of the Seller's Disclosure Letter.

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"Assurance" means any warranty, promise, representation, statement, assurance, covenant, collateral contract, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever, written or oral, made or given by or on behalf of any of Sellers or any of their Subsidiaries or Affiliates, or their respective representatives, prior to Closing;

"Base Purchase Price" means $392,000,000.

"Books and Records" shall have the meaning set forth in Section 7.9(a).

"Benefit Plans" shall have the meaning set forth in Section 5.9.

"Business Day" means a day on which national banks are open for business in New York, New York, United States, London, United Kingdom and Stockholm, Sweden.

"Buyer" shall have the meaning set forth in the Preamble to this Agreement.

"Buyer Material Adverse Effect" means any change, event, development or effect that would prevent or materially impair or delay the ability of Buyer or any of its Subsidiaries to perform their obligations under this Agreement, the Asset Transfer Agreement or the Ancillary Agreements or to consummate the transactions contemplated by this Agreement, the Asset Transfer Agreement or the Ancillary Agreements.

"Buyer Tax Act" means any (i) Tax election, (ii) change in Tax accounting method, or (iii) change in the Tax reporting treatment of any specific asset or Liability reflected on the balance sheet of a WEEMEA Company (or any Subsidiary thereof) on the Closing Date, that, (A) is made by Buyer or its Affiliate or any successor or assign of Buyer or its Affiliate after the Closing Date (including a WEEMEA Company or Subsidiary thereof), (B) is not required by Law or any Taxing Authority and (C) has not been approved in writing by VPI.

"Cash Amount" means (i) all cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority, that are held by the WEEMEA Companies or any of their Subsidiaries at the Closing plus (ii) any amounts outstanding under the loan referenced in Section 7.6 item 1 of the Seller’s Disclosure Letter; but which shall not include (iii) any amounts outstanding under the SwissCo Loan and provided also that "Cash Amount" shall exclude distributions set forth in Section 7.19(b) of the Seller's Disclosure Letter to the extent received by a WEEMEA Company and not yet paid or advanced to VPI or a Retained Subsidiary pursuant to Section 7.19(b) of this Agreement.

"Cap" shall have the meaning set forth in Section 10.5.

"Claims" means a claim by Buyer under the Warranties (including any Tax Warranty) or under any warranties set out in the Asset Transfer Agreement.

"Closing" shall have the meaning set forth in Section 4.1.

"Closing Adjustment Amounts" shall have the meaning set forth in Section 3.2(a).

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"Closing Balance Sheet Principles" means (i) the accounting principles, procedures, policies and method set forth in Section 3.2 of the Seller's Disclosure Letter to be employed in preparing the Reference Net Working Capital Statement and (ii) to the extent not so specified on Section 3.2 of the Seller's Disclosure Letter, GAAP consistent with the accounting principles and practices applied in preparation of the Statutory Financial Statements, as adjusted pursuant to the policies described on Section 3.2 of the Seller's Disclosure Letter, with any inconsistency between the principles of presentation in the Statutory Financial Statements and the policies described on Section 3.2 of the Seller's Disclosure Letter to be resolved in favor of Section 3.2 of the Seller's Disclosure Letter.

"Closing Date" means the date on which the Closing occurs.

"Code" means the Internal Revenue Code of 1986, as amended.

"Confidentiality Agreement" means the Confidentiality Agreement, dated April 22, 2008, by and among VPI and Buyer.

"Contract" means any written contract, agreement, lease, license or commitment, but excluding Permits and Environmental Permits.

"Corresponding Saving", in relation to a Tax Liability, means any repayment or right to a repayment of Tax, any credit or set-off (or right to a credit or set-off) in respect of any Tax, or any other benefit, in each case arising to Buyer or to any Affiliate or Buyer as a direct or indirect result any Tax Liability to which Section 7.16 or Section 11.1(a) relates.

"Damage" means any and all amounts actually paid to any third party in respect of claims, actions, causes of action, judgments, awards, liabilities, or out-of-pocket costs.

"Data Room" means the DVDs containing due diligence materials provided by VPI or its Affiliates to Buyer or its representatives on or prior to the date hereof, the letter, dated August 1, 2008 from VPI to Solco Pharmaceuticals Switzerland GmbH and Legacy Pharmaceuticals International GmbH, and the PwC VDD.

"De Minimis Amount" shall have the meaning set forth in Section 10.5.

"Designated Buyers" means, collectively, the Share Buyers and the Asset Transferees.

"Eastern Europe" shall have the meaning set forth in Section 7.20(b).

"Effective Time" shall have the meaning set forth in Section 4.1.

"Employment Agreements" shall have the meaning set forth in Section 5.9.

"Encumbrance" means any lien, security interest, mortgage, deed of trust, option, pledge, charge or similar encumbrance, except for restrictions on transfer generally arising under applicable securities Laws and licenses of intellectual property.

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"End Date" shall have the meaning set forth in Section 9.1(b).

"Environmental Condition" means the presence or release to the environment, including air, surface and subsurface water, groundwater, soil and sediments, of Hazardous Substances.

"Environmental Laws" mean all Laws relating to pollution or protection of the environment, including, laws relating to releases of Hazardous Substances into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances.

"Environmental Permit" means any permit, registration, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

"Estimated Cash Amount" shall have the meaning set forth in Section 3.1(a).

"Estimated Indebtedness Amount" shall have the meaning set forth in Section 3.1(a).

"Estimated Net Working Capital" shall have the meaning set forth in Section 3.1(a).

"Excluded Businesses" means all of the businesses of VPI and its Affiliates as of the Closing Date, other than the WEEMEA Business. The term "Excluded Businesses" includes (1) all assets, rights and interests relating to the product Kinerase, and all rights and interests to sell any products, other than the Transferred Assets (2) any dividends declared by ICN Polfa Rzeszow (Poland) prior to the Closing Date and paid on or after the Closing Date and (3) Valeant Pharmaceuticals Switzerland GmbH's minority investment in HBM Bioventures.

"Event" means (without limitation) the death of any person, any transaction, event, action or omission and becoming, being or ceasing to be a member of a group of companies (however defined) for the purposes of any Tax.

"Extended WEEMEA Product" shall have the meaning set forth in Section 1 of the Asset Transfer Agreement.

"Extended WEEMEA Territory" shall have the meaning set forth in Section 1 of the Asset Transfer Agreement.

"Final Adjustment Amounts" shall have the meaning set forth in Section 3.2(b).

"Final Cash Amount" shall have the meaning set forth in Section 3.2(b).

"Final Closing Adjustment" shall have the meaning set forth in Section 3.3(a).

"Final Excess Sales Margin" means (1) the amount by which (A) the Average Weekly Sales of the WEEMEA Companies and their Subsidiaries (excluding the Retained

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Subsidiaries) for the period commencing on the day immediately following the date hereof  and ending on the Closing Date, exceeds (B) 110% of the Average Weekly Sales of the WEEMEA Companies and their Subsidiaries (excluding the Retained Subsidiaries) for the period commencing on January 1, 2008 and ending on the date hereof, multiplied by (2) the number of weeks (including a prorated amount for partial weeks) during the period commencing on the day following the date hereof and ending on the Closing Date, multiplied by (3) 0.18.  For purposes of this definition, “Average Weekly Sales” shall mean the total combined sales of the WEEMEA Companies and their Subsidiaries (excluding the Retained Subsidiaries) , as determined in accordance with applicable GAAP applied on a consistent basis.

"Final Indebtedness Amount" shall have the meaning set forth in Section 3.2(b).

"Final Net Working Capital" shall have the meaning set forth in Section 3.2(b).

"Final Purchase Price" shall have the meaning set forth in Section 3.1.

"GAAP" means, with respect to any Person, the accounting principles generally accepted for Persons incorporated or otherwise formed in the jurisdiction in which such Person is incorporated or otherwise formed.

"Governmental Authority" means any national, supranational (such as the European Commission, the Council of the European Union, the European Medicines Agency) as appropriate, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity.

"Hazardous Substance" means any chemicals, materials or substances defined as "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning which are prohibited, limited, or regulated by any applicable Environmental Law.

"Income Tax" or "Income Taxes" shall mean all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including any capital gains, minimum Taxes and any Taxes on items of Tax preference, but not including sales, use, real or personal property transfer or other similar Taxes); (ii) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above; and (iii) withholding Taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

"Income Tax Liability" means a liability to make a payment of or in respect of Income Tax.

"Indebtedness Amount" means the principal amount of indebtedness (including capital leases) plus interest thereon for borrowed money owed by the WEEMEA Companies or any of its Subsidiaries at Closing (excluding indebtedness for borrowed money owed by a WEEMEA Company or any of its Subsidiaries to another WEEMEA Company or any of its Subsidiaries).  For the avoidance of doubt, the Indebtedness Amount shall not include (i) any

Annex A - 5

amount that is included in Net Working Capital and shall not include liabilities with respect to underfunded pension obligations except in the event that the Pension Valuation shows a combined deficit in excess of $5,000,000 in which case the excess shall be included as Indebtedness Amount, and (ii) any indebtedness for borrowed money owed by a WEEMEA Company or any of its Subsidiaries to VPI or any of its Affiliates that is not a WEEMEA Company or a Subsidiary of a WEEMEA Company, provided that such indebtedness is fully satisfied at Closing.

"Intellectual Property" means all trademarks and service marks and any registrations and applications for registration therefor, trade names, logos, Internet domain names, and other similar designations of source, copyrights and any registrations and applications for registration therefor, patents (including all reissues, divisions, continuations and extensions thereof), patent applications, trade secrets, and other similar intellectual property rights.

"Kinerase Cosmetics Distribution Agreement" means the Distribution Agreement to be entered into at Closing relating to distribution of the product Kinerase in the territory of Turkey and the Middle East substantially in the form attached as Exhibit H hereto.

"Laws" means any law (both common and statutory law and civil and criminal law), rule, regulation, regulatory code (including, statutory instruments, guidance notes, circulars and decisions), standard, ordinance, treaty, convention, directive or other pronouncement having the effect of law of any foreign jurisdiction, the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

"Liabilities" means any and all Indebtedness, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown.

"Marketing Authorization" means any approval required from the relevant Governmental Authority or Governmental Authorities to distribute, promote, market and sell any Product in a country or region.

"Material Contracts" shall have the meaning set forth in Section 5.14.

"Material Detrimental Effect" means with respect to (i) any assets or businesses required by a Regulatory Authority to be diverted or held separate, or (ii) licenses, agreements or contracts required by a Regulatory Authority to be amended or terminated, the taking of such actions would reasonably be expected to materially impair the business, operations or assets of the Buyer or the WEEMEA Companies.

"Middle East" shall have the meaning set forth in Section 7.20(c).

"Net Working Capital" means, as outlined and described on Section 3.2 of the Seller's Disclosure Letter.

"Patent Rights" means patent applications, patents, author certificates, inventor certificates, utility certificates, improvement patents and models and certificates of addition and all foreign counterparts of them and includes all divisions, renewals, continuations,

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continuations-in-part, extensions, reissues, substitutions, confirmations, registrations, revalidations and additions of or to them, as well as any SPC, or like form of protection, in respect thereof.

"Pension Valuation" means the independent actuarial valuation commissioned by the Buyer of defined benefit schemes of the WEEMEA Companies or their Subsidiaries and valued on the basis of IFRS.

"Permits" shall have the meaning set forth in Section 5.6.

"Permitted Encumbrances" means (i) statutory Encumbrances arising by operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent; or (ii) Encumbrances for Taxes not yet subject to penalties for nonpayment or which are being actively contested in good faith by appropriate proceedings;

"Person" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a Governmental Authority.

"Polish Distribution" shall mean the distribution referred to in Section 7.19(b) Item 1 of the Seller's Disclosure Letter.

"Preliminary Adjustment Statement" shall have the meaning set forth in Section 3.2(a).

"Preliminary Closing Balance Sheet" shall have the meaning set forth in Section 3.2(a).

"Preliminary Purchase Price" shall equal the Base Purchase Price (i) plus, if the Estimated Net Working Capital exceeds the Reference Net Working Capital, an amount equal to such excess, (ii) minus, if the Reference Net Working Capital exceeds the Estimated Net Working Capital, an amount equal to such excess, (iii) plus, the Estimated Cash Amount and (iv) minus, the Estimated Indebtedness Amount (which may be a positive or negative number).

"Products" means the products set forth in Section 1.1(3) of the Seller's Disclosure Letter.

"PwC VDD" means the vendor due diligence report prepared by PricewaterhouseCoopers in respect of the WEEMEA Companies and their Subsidiaries dated July 16, 2008.

"Quality Assurance Agreement" means the Quality Assurance Agreement to be entered into on the Closing Date by the parties to this Agreement.

"Reference Net Working Capital" means the amount to be agreed between VPI and Buyer no later than 5 Business Days after the date of this Agreement, provided however if the parties do not reach agreement, the parties shall jointly appoint PwC as expert to determine

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the amount of .Reference Net Working Capital, with the costs of PwC shared equally by VPI and Buyer.

"Reference Net Working Capital Statement" means the statement of Net Working Capital to be prepared in accordance with the Closing Balance Sheet Principles, such statement to be in a form agreed by VPI and the Buyer within five Business Days of the date hereof.

"Review Period" shall have the meaning set forth in Section 3.2(b).

"Reorganisation Transaction" means (a) the disposal by Valeant Pharmaceuticals Switzerland GmbH ("VPS") of all of the shares held by VPS in (i) the capital of ICN Polfa Rzeszow S.A. (constituting 26.63% of its share capital) and (ii) the capital of Valeant Czech Pharma s.r.o., (b) the disposal by VPI Netherlands BV ("VPIN") of all of the shares held by VPIN in the capital of Csatarka Irodahaz KFT.

"Required Antitrust Approvals" means any filings required to be made and any consents, approvals and authorizations required to be obtained pursuant to all anti-trust and competition Laws that are necessary for the consummation of the transactions contemplated hereby and set forth in Section 1.1(4) of the Seller's Disclosure Letter.

"Retained Liabilities" means the matters set forth on Section 1.1(5) of the Seller's Disclosure Letter.

"Retained Names" means the names and marks set forth in Section 1.1(6) of the Seller's Disclosure Letter and any names or marks related thereto or containing or comprising the foregoing, including any names or marks confusingly similar thereto.

"Retained Subsidiaries" means Valeant Czech Pharma s.r.o., Csatarka Irodahaz KFT and any other Subsidiary of VPI at any time after the date of this Agreement, other than any WEEMEA Company or any Subsidiary of a WEEMEA Company.

"Safety Data Exchange Agreement" means the Safety Data Exchange Agreement to be entered into on the Closing Date by the parties to this Agreement.

"Sellers" means, collectively, the Asset Transferors and the Share Sellers.

"Seller's Disclosure Letter" means the disclosure letter delivered to Buyer by VPI on the date of this Agreement.

"Shared Contracts" means Contracts entered into prior to the Closing which are between VPI or any of its Subsidiaries (or, after the Closing, VPI or Buyer or any of their respective Subsidiaries), on the one hand, and one or more third parties, on the other hand (regardless of whether such Contracts constitute Transferred Assets), that directly have been used in and benefit both (i) any of the Excluded Businesses and (ii) the WEEMEA Business.

"Shared Contractual Liabilities" means Liabilities in respect of Shared Contracts.

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"Share Buyers" means Buyer and the other Persons set forth on Exhibit E who are designated to purchase the Transferred Shares under this Agreement.

"Share Sellers" means VPI and the other Persons set forth on Exhibit E, as may be amended by VPI.

"SPC" means a right based on a patent pursuant to which the holder of the right is entitled to exclude third parties from using, making, having made, selling or otherwise disposing or offering to dispose of, importing or keeping the product to which the right relates, such as Supplementary Protection Certificates in Europe, and any similar right anywhere in the world.

"Statutory Financial Statements" means the audited and unaudited statements of profit and loss and balance sheets for each of the WEEMEA Companies and their Subsidiaries contained in the Data Room.

"Straddle Period" shall have the meaning set forth in Section 7.5(a)(ii).

"Subsidiaries" of any entity means, at any date, any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the applicable entity or one or more subsidiaries of such entity.

"Supply Agreement" means the Supply Agreement to be entered into on the Closing Date by ICN Polfa Rzeszow and an Affiliate of Buyer substantially in the form attached as Exhibit F hereto.

"SwissCo Loan" means the loan listed in Section 7.6 Item number 7 of the Seller's Disclosure Letter.

"Swiss Distribution" shall mean the distribution, in Euros, referred to in Section 7.19(b) Item 2 of the Seller’s Disclosure Letter.

"Swiss Sales Proceeds" means the consideration paid by VPI or the Retained Subsidiaries to Valeant Pharmaceuticals Switzerland GmbH pursuant to the transactions described in Section 7.16(a).

"Tax" means any United States federal, state or local or foreign taxes, including but not limited to any of the following, imposed by or payable to any Taxing Authority:  any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, lease, lease use, transfer, registration, value added tax, or similar tax, any alternative or add-on minimum tax, any estimated tax, and any levy, impost, duty, assessment, or withholding tax, in each case, including any interest, penalty, or addition thereto, whether disputed or not.

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"Tax Liability" means an Income Tax Liability and any other Liability to make a payment of or in respect of Tax.

"Tax Returns" means all returns, declarations, reports, estimates, information returns and statements required to be filed with any Taxing Authority in respect of Taxes and any amended Tax Returns.

"Tax Warranties" means the warranties set forth in Section 5.8.

"Taxing Authority" means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

"Third Party Claim" shall have the meaning set forth in Section 10.9.

"Transfer Taxes" means all sales, value added tax, gross receipts, stamp, documentary, recording, transfer, filing or similar Taxes assessed with respect to the purchase and sale of the Transferred Shares and the Transferred Assets under this Agreement.

"Transferred Assets" shall have the meaning set forth in Section 2.2.

"Transferred Shares" means all the shares or other equity interests in the WEEMEA Companies (other than shares or other equity interests owned of record by any of the other WEEMEA Companies or any of their Subsidiaries), as set forth on Section 1.1(7) of the Seller's Disclosure Letter.

"Transition Services Agreement" means the Transition Services Agreement to be entered into by the parties to this Agreement substantially in the form attached as Exhibit G hereto.

"VPI" shall have the meaning set forth in the Preamble to this Agreement.

"VPI Guarantees" means those obligations set forth on Section 1.1(8) of the Seller's Disclosure Letter and all obligations of VPI or any of the Retained Subsidiaries under any Contract, support letter or agreement for support or other obligation in existence as of the Closing Date relating to the WEEMEA Business for which VPI or any of the Retained Subsidiaries is or may be liable, as guarantor, original tenant, primary obligor, Person required to provide financial support in any form whatsoever, or otherwise (including by reason of performance guarantees).

"WEEMEA Business" means the business as conducted on the Closing Date by the WEEMEA Companies and their Subsidiaries.

"WEEMEA Companies" means the Persons listed on Exhibit E hereto.

"WEEMEA Territory" means those countries set forth in Section 1.1(9) of the Seller’s Disclosure Letter.

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"Wholly Owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person if all of the common stock or other similar equity ownership interests (but not including non-voting preferred stock) in such Subsidiary (other than any director's qualifying shares or investments by foreign nationals mandated by applicable Law) is owned directly or indirectly by such Person.

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